UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2012

Dear Shareholder:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Shareholders of Chiquita Brands International, Inc. The meeting will be held at the Chiquita Center, 250 East Fifth Street, 28th Floor, Cincinnati, Ohio at 10:00 a.m. on May 22, 2012. At the meeting you will be asked to:

(1)	Elect the eight director nominees named in the proxy statement;

(2)	Approve, by a non-binding advisory vote, the compensation paid by the company to its Named Executive Officers;

(3)	Ratify the appointment of our independent registered public accounting firm; and

(4)	Consider any other matters that may properly be brought before the meeting.

Only shareholders of record at the close of business on the record date, March 26, 2012, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The proxy statement following this letter tells you more about the agenda for the meeting and procedures for voting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2011 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.

Your vote is important. We want your shares to be represented at the meeting and we urge you to vote as soon as possible. Thank you for participating in this important process and voting your proxy promptly.

Sincerely,

/s/ Fernando Aguirre
Fernando Aguirre
Chairman, President and
Chief Executive Officer

Cincinnati, Ohio

April 10, 2012

Proxy Summary

Below is a quick overview of the information explained in more detail elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in your voting decision and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time:	May 22, 2012, 10:00 a.m.
Place:	250 East Fifth Street, 28th Floor, Cincinnati, OH 45202
Record Date:	March 26, 2012
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and once vote for each of the proposals on the agenda.
Admission:	Limited to shareholders and their proxies, and employees of Chiquita (see further instructions on page 4)

Meeting Agenda

• Election of 8 directors

• Advisory vote on Named Executive Officer compensation

• Ratification of Independent Auditors

• Consider any other matters that may properly come before the meeting

Voting Matters	Board Vote Recommendation	Page
Election of Directors	FOR Each Nominee	7
Advisory Vote on Named Executive Officer Compensation	FOR	13
Ratification of Independent Auditors	FOR	14

Director Nominees

Name	Age	Director Since	Occupation	Qualifications
Fernando Aguirre	54	2004	Chairman, CEO & President, Chiquita Brands International	Executive Leadership Consumer and Food Products Global Business

Kerrii B. Anderson	54	2009	Former CEO, President & CFO, Wendy’s International	Executive Leadership Finance and Accounting

Howard W. Barker, Jr.	65	2007	Former partner, KPMG LLP	Finance and Accounting Global Business

William H. Camp	63	2008	Former Executive Vice President, Archer Daniels Midland	Global Business Agriculture

Clare M. Hasler-Lewis	54	2005	Executive Director, Robert Mondavi Institute for Wine and Food Science	Food Safety & Nutrition Environmental

Jaime Serra	61	2003	Senior Partner, Serra Associates	Government Relations Trade Regulation

Jeffrey N. Simmons	44	2011	Senior Vice President, Eli Lilly & Co. President, Elanco Animal Health	Agriculture Food Safety & Technology

Steven P. Stanbrook	54	2002	Chief Operating Officer–International S.C. Johnson & Son, Inc.	Consumer and Packaged Goods Global Business

i

Executive Compensation Advisory Vote

The Board recommends that shareholders vote FOR the approval of the compensation for our named executive officers.

At the 2011 annual meeting, over 85% of the votes cast voted in favor of the compensation paid to the Company’s Named Executive Officers.

As described in detail under “Compensation Discussion and Analysis” beginning on page 28 and in the Summary Compensation Table on page 48, our compensation programs are reviewed by our Compensation Committee, with advice from an independent consultant, benchmarked annually against peer companies and industry surveys, and designed to foster alignment of executive management with the interests of shareholders by rewarding executives for personal and company performance that benefits shareholders and not rewarding them when company performance is not as strong.

Executive Compensation Elements 2011 Summary

Type	Form	Terms

Cash	Salary MIP	Fixed; increases based upon annual performance reviews Annual achievement dependent upon personal performance and company net income and total revenue

Equity	Annual RSUs LTIP	Discretionary; upon hire and annually thereafter; time-based vesting 3-year performance periods with up to 3 objective measures

Retirement	401(k) CAP	Company match up to $22,050 Company match up to $50,000

Other	Perquisites	Executive health exam, spousal travel expenses, financial planning, tax reimbursements and relocation up to approved limits

2011 Incentive Compensation Results

During 2011, Chiquita delivered our third consecutive year of profitability. Annual sales decreased 3% year-on-year to $3.1 billion, on lower sales in Salads & Healthy Snacks and Other Produce, partially offset by 4% higher Banana sales. We reduced debt by $62 million during the year and refinanced other debt to reduce the total annual interest expense by approximately $14 million at current rates and extended the maturity of our secured credit facility, including $150 million of revolving credit. No MIP payments were made to executive officers under our MIP program, as we did not achieve the threshold for payment. Our long-term incentive program for the 2009-2011 period was earned at 55% of target, based on 110% achievement for cumulative earnings per share and 0% on relative shareholder return.

ii

2011 Compensation Summary

We believe our executive compensation program achieves pay for performance objectives. The tables below provide the percentage and dollar value of the elements that comprised the target total direct compensation opportunity (other than benefits) available to our Named Executive Officers who were employed by us at the end of 2011, as compared to actual compensation paid for the trailing one- and three-year periods ended December 31, 2011.

One-Year (2011)

Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
Fernando Aguirre	$2,363,238	$1,024,239	43%
Kevin Holland	727,528	438,278	60%
Brian Kocher	819,544	476,544	58%
Michael Sims	772,392	450,392	58%
Waheed Zaman	742,234	434,234	59%

(1) Performance Pay Opportunity includes base salary and target annual cash bonus (MIP) for 2011.
(2) Realized Pay includes base salary and actual MIP for 2011.

Three-Year (2009-2011)

Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay (2)	Realized as % of Opportunity
Fernando Aguirre	$14,551,295	$9,260,101	64%
Kevin Holland	3,534,077	2,495,556	71%
Brian Kocher	3,861,350	2,623,248	68%
Michael Sims	3,194,976	2,265,300	71%
Waheed Zaman	3,505,556	2,402,932	69%

(1) Performance Pay Opportunity includes:
• base salary for 2011, 2010 and 2009
• target annual MIP for 2011, 2010 and 2009
• grant date value of RSU awards in 2011, 2010 and 2009
• grant date value of LTIP target for the 2009-2011 performance cycle

(2) Realized Pay includes:

        • base salary for 2011, 2010 and 2009

        • actual MIP for 2011, 2010 and 2009

        • value of RSU awards granted in 2011, 2010 and 2009 at $8.34 (closing price on 12/31/2011)

        • actual value of shares earned under the LTIP award for the 2009-2011 performance cycle at $10.32 (the closing price on the date of issuance)

See “Summary Compensation Table” on page 48 for the calculation of compensation under SEC rules.

2013 Annual Meeting

Deadline for Shareholder Proposals	December 12, 2012
Deadline for Shareholder Director Nominations	March 23, 2013

iii

PROXY STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.

Annual Meeting of Shareholders

May 22, 2012

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are providing you with this proxy statement and the related form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the 2012 Annual Meeting. At the meeting, shareholders will be asked to elect the eight nominees for director named in this proxy statement, approve by advisory vote the compensation paid to our Named Executive Officers, ratify the appointment of our independent registered public accounting firm and consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting where you may have the ability to vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described below.

We expect to begin mailing the Notice of Annual Meeting of Shareholders and to make these proxy materials available on or about April 10, 2012 to shareholders of record at the close of business on March 26, 2012 (the Record Date).

Who Can Vote

Only holders of record of common stock at the close of business on the Record Date may vote at the meeting. On the Record Date, there were 45,932,034 shares of common stock outstanding and entitled to vote. Each share of common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

How to Vote Your Shares Held of Record or by a Nominee

Most Chiquita shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

In accordance with the rules of the Securities and Exchange Commission (SEC), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

We have mailed a Notice of Annual Meeting of Shareholders and Internet Availability of Proxy Materials (Notice) to registered shareholders. The Notice provides instructions to registered shareholders for accessing our proxy materials, and for voting their shares of common stock, on the Internet. If you are a registered shareholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.

Shareholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.

•	By Internet – You may vote on the Internet at www.proxyvote.com. The Notice or voting card sent to you describes how to do this.

•

By Telephone – You can only vote by telephone if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 8, 2012.

•

By Mail – You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 8, 2012. You then vote by completing, signing, dating, and returning a proxy card.

•	In Person – You may come to the Annual Meeting and cast your vote there.

For beneficial shareholders (with shares held in street name) the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how to provide voting instructions to your nominee.

Effect of Not Casting Your Vote

If you are a shareholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.

If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on “routine” items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a “routine” item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote in the election of directors, no votes will be cast on your behalf. Your nominee also has no discretion to vote your shares on the proposals related to advisory votes on executive compensation without instructions from you.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE AND/OR PROVIDE YOUR NOMINEE WITH VOTING INSTRUCTIONS PROMPTLY.

Election to Receive Electronic Delivery

Registered and beneficial shareholders can enroll in the electronic delivery service for future shareholder meetings by using your Notice to register online at www.proxyvote.com by indicating that you agree to receive or access shareholder communications electronically in future years.

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (22,966,018 shares) are present in person or by proxy. Abstentions, broker non-votes (when the shareholder provides no instructions and the item is non-routine) and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

Voting Authority of Management Proxies

Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a shareholder of record and you sign, date and return your proxy without specifying voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all eight nominees for director;

•	FOR the advisory vote to approve the compensation of our Named Executive Officers; and

•	FOR the ratification of our independent registered public accounting firm.

Other Business – We are not aware of any other matter to be acted upon at the meeting, but if any other matter is properly brought before the Annual Meeting, it is intended that discretionary authority to vote proxies will be exercised in accordance with the best judgment of the management proxies.

How to Change or Revoke Your Proxy Vote

If you are a shareholder of record and you give Internet or telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time, provided that your instructions are received before voting closes for the method you select. You may change or revoke your vote by:

•	giving new voting instructions on the Internet or by telephone or by mailing a proxy card with a later date;

•	notifying our Corporate Secretary in writing at the address listed at the end of this proxy statement that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

You may use any method to change your vote, regardless of the method first used to submit it. The proxy tabulator will count only the most recent vote received.

If you are a beneficial shareholder, follow the instructions provided by your nominee on how to change or revoke your proxy.

How to Vote Shares Held in Our Employee Benefit Plans

If you hold common stock in one of our employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.

In the case of the Chiquita Savings and Investment Plan (401(k) Plan) and the Chiquita Employee Stock Purchase Plan (ESPP), you will receive a voting instruction card, which will provide instructions to vote online, by telephone or by mail. If you provide voting instructions, the Trustee will vote the shares as you direct. If you do not provide voting instructions by any of these methods, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) Plan for which no instructions are received will be voted in the same proportion as the shares in the 401(k) Plan for which voting instructions are received; and

•	Shares in the ESPP for which no instructions are received will not be voted.

Holders of stock options or restricted stock units (RSUs) issued under the Chiquita Stock and Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.

Method and Cost of Soliciting Proxies

We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward the Notice and/or proxy materials to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We have also retained Alliance Advisors L.L.C., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $6,500 plus out-of-pocket expenses. Proxies may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our common stock and employees of Chiquita. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to our Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 before the meeting and we will send you an admission card.

Business to be Brought Before the Meeting

Under our Certificate of Incorporation, a shareholder may propose a matter for consideration at the Annual Meeting only if the shareholder properly notified us of the matter by March 27, 2012. We received one shareholder proposal, which was omitted pursuant to a no-action letter from the SEC. Because we did not receive any other notices by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS

The following table lists all the persons who on the Record Date were known to be beneficial owners of five percent or more of our common stock, our only voting security, based upon 45,932,034 shares outstanding on that date. This information is based generally on reports filed with the SEC reflecting shares held as of December 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares(1)	Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	5,015,671(2)	10.9%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,512,093(3)	7.6%
Goldman Sachs Asset Management 200 West Street New York, NY 10282	2,554,072(4)	5.6%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,520,278(5)	5.5%

(1)

Under SEC rules, for purposes of preparing this table, shares are beneficially owned if a person has or shares the power (i) to vote them or direct their vote (voting power) or (ii) to sell them or direct their sale (dispositive power), even if the person has no financial interest in the shares. In addition, shares that a person has the right to acquire within 60 days are considered to be beneficially owned.

(2)

This information is based on a Schedule 13G amendment on behalf of FMR LLC (FMR) and its named subsidiaries and affiliates, filed with the SEC on February 14, 2012, that reported sole voting power over 557,580 shares and sole dispositive power over 5,015,671 shares. According to the filing, FMR and Edward C. Johnson 3d, Chairman of FMR, through their control of Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR and an investment advisor, each has sole dispositive power over 4,458,091 shares owned by the funds and specifically (i) Fidelity, which acts as investment adviser to various investment companies, beneficially owns 4,458,091 shares of the funds, (ii) Pyramis Global Advisors, LLC (Pyramis) an indirect wholly owned subsidiary of FMR and an investment advisor which serves as investment manager of various institutional accounts, beneficially owns 46,130 shares and (iii) Pyramis Global Advisors Trust Company (Pyramis Trust), an indirect bank subsidiary of FMR, which serves as investment manager of various institutional accounts, beneficially owns 511,450 shares. Mr. Johnson and FMR, through their control of Pyramis and Pyramis Trust, each has sole voting and dispositive power over 46,130 shares and 511,450 shares, respectively.

(3)

This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2012 in which Dimensional Fund Advisors LP, an investment adviser to four registered investment companies and investment manager to certain other commingled group trusts and separate accounts, reported that it has sole voting power over 3,443,164 shares and sole dispositive power over 3,512,093 shares, and that it disclaims beneficial ownership of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts.

(4)

This information is based on a Schedule 13G filed with the SEC on February 10, 2012 in which Goldman Sachs Asset Management, L.P. together with GS Investment Strategies, LLC, registered investment advisors, reported that they have shared voting and dispositive power over 2,554,072 shares.

(5)

This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2012 in which BlackRock Inc. reported that it beneficially owns and has sole voting and dispositive power over 2,520,278 shares through certain subsidiaries.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of common stock beneficially owned as of the Record Date (except as noted) by each director, each nominee for director, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Fernando Aguirre	1,140,473	(2) (3)(4)	2.5%
Kerrii B. Anderson	40,451		*
Howard W. Barker, Jr.	58,247	(5)	*
William H. Camp	49,867	(4) (5)	*
Clare M. Hasler-Lewis	51,826	(5)	*
Kevin R. Holland	71,228	(3) (10)	*
Brian W. Kocher	47,404	(3)	*
Jaime Serra	106,613	(2) (5)	*
Jeffrey N. Simmons	5,724	(6)	*
Michael B. Sims	72,763	(2) (7)	*
Steven P. Stanbrook	139,369	(2) (5)	*
Tanios Viviani	106,674	(8)	*
Waheed Zaman	64,878	(3) (9)	*
All current directors and executive officers as a group (15 persons)	1,925,656	(2) (3)(4)(5)(10)	4.2%

*Less than 1% of outstanding shares.

(1)

Unless otherwise noted, each person has full voting and dispositive power over the shares listed except for shares issuable upon the exercise of stock options or upon the vesting of restricted stock units (RSUs) as described in the footnotes below.

(2)

Includes shares that may be acquired through the exercise of stock options within 60 days of the Record Date in the following amounts: Mr. Aguirre, 325,000 shares; Mr. Serra, 50,000 shares; Mr. Sims, 17,500 shares; Mr. Stanbrook, 50,000 shares; and all current directors and executive officers as a group, 497,500 shares. Since none of these shares were issued and outstanding on the Record Date, they cannot be voted at the Annual Meeting.

(3)

Does not include shares issuable upon the vesting of RSUs that will vest more than 60 days after the Record Date in the following amounts: Mr. Aguirre, 482,007 shares; Mr. Holland, 104,821 shares; Mr. Kocher, 122,386 shares; Mr. Zaman, 66,178; and all current directors and executive officers as a group, 953,259.

(4)

Includes shares beneficially owned in the following amounts: Mr. Aguirre, 768,995 shares held in various family trusts of which Mr. Aguirre or his spouse is trustee and in custodial accounts for his children, and 1,000 shares held in an IRA; and Mr. Camp, 9,500 held in a family trust and a custodial account.

(5)

Includes RSUs for the following numbers of shares that are deliverable when the recipient ceases to be a non-employee director: Mr. Barker, 10,051 shares; Messrs. Serra and Stanbrook, 10,000 shares each; Mr. Camp, 7,185 shares; and Dr. Hasler-Lewis, 2,500 shares. Also includes the following numbers of whole shares held as of the Record Date under the Directors Deferred Compensation Program (DDCP); these shares will be issued when the recipient ceases to be a non-employee director: Dr. Hasler-Lewis, 43,730 shares, including shares for first quarter 2012 director fees; Mr. Barker, 38,196 shares; and Mr. Camp, 33,182 shares. Since none of these shares were issued and outstanding on the Record Date, they cannot be voted at the Annual Meeting.

(6)	Mr. Simmons joined the Board in May 2011.

(7)

Represents the number of shares owned by Mr. Sims, including shares that may be acquired through the exercise of stock options within 60 days of the Record Date, at the time of his resignation from the Company in February 2012.

(8)	Represents the number of shares owned by Mr. Viviani at the time of his separation from the Company in October 2011 plus shares that vested following his termination of employment.

(9)	Represents shares owned by Mr. Zaman as of February 18, 2012, the date he ceased to be an executive officer.

(10)

This total does not include shares owned by Messrs. Sims, Viviani or Zaman. Includes 2,609 shares held in the Employee Stock Purchase Plan by all current executive officers as a group. Also includes the following share equivalents as of December 31, 2012 held in the Common Stock Fund of the 401(k) Plan, which are expressed as units and represent a participant’s proportionate interest in the Common Stock Fund: Mr. Holland, 1,820 share equivalents; and all current executive officers as a group, 3,954 share equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and certain persons who own more than 10% of our equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of our equity securities. These persons must also provide us with copies of these reports when filed. Based on a review of copies of those forms, our records and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements were complied with during and for 2011.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members. All existing directors have been nominated by the Board of Directors for election at the Annual Meeting.

In selecting director nominees we seek highly qualified individuals having backgrounds and expertise that are relevant to our international business. Upon recommendation of the Nominating & Governance Committee, the Board approved the nomination of each nominee due, in part, to their respective business experience, qualifications, skills and attributes described below.

All of our directors serve for one-year terms. If you elect them, they will hold office until the next annual meeting or until their successors have been elected and have qualified. No shareholder may vote for more than eight nominees. Each of the nominees listed below has consented to being named in this proxy statement and has agreed to serve if elected. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

Under our Certificate of Incorporation, a shareholder may nominate a director at the Annual Meeting only if the shareholder properly notified us of the proposed nomination by March 27, 2012. Because we did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Nominees For Director

The eight nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills
Fernando Aguirre Age 54 Director since January 2004

Mr. Aguirre has been our President and Chief Executive Officer since January 2004 and our Chairman since May 2004. Prior to joining us, Mr. Aguirre had served The Procter & Gamble Company (P&G), a manufacturer and distributor of consumer products, in various capacities for more than 20 years including in an executive capacity with P&G’s Global Snacks and U.S. Food Products business units. Mr. Aguirre is currently a director of Levi Strauss & Co. and Aetna Inc. He served as a director of Coca-Cola Enterprises Inc. from 2005 until November 2010.

Under Mr. Aguirre’s leadership, we have executed a disciplined strategy to diversify the business, strengthen profitability, develop innovative products, pay down debt and reduce costs. His value as our Chairman and CEO is enhanced by his extensive consumer and food products experience, global business and executive leadership, including service with Chiquita as well as his broader experience in his current and prior service on other public company boards. His eight years as our CEO provide significant seniority and continuity, which are valuable to our company.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills
Kerrii B. Anderson Age 54 Director since April 2009	Nominating & Governance (Chair); Compensation & Organization Development

Ms. Anderson has been a private investor since September 2008. She was employed as Chief Executive Officer and President of Wendy’s International, Inc. (Wendy’s), a quick service hamburger company, from November 2006 to September 2008, when it merged with Triarc Companies, Inc. to form Wendy’s/Arby’s Group Inc. From April to November 2006 she served as Wendy’s interim Chief Executive Officer and President, and from 2000 to April 2006, she served as its Executive Vice President and Chief Financial Officer. Prior to that, she had more than 20 years of experience in accounting and as controller and chief financial officer of other companies. She is a Certified Public Accountant. Ms. Anderson is currently a director of Laboratory Corporation of America Holdings, Worthington Industries, Inc. and P.F. Chang China Bistro Inc.

Ms. Anderson brings to the Board her broad understanding of executive and financial considerations in a food-related business. Her extensive accounting and financial reporting and analysis expertise and prior experience as a chief executive officer and chief financial officer of a public company, in addition to other public company board service, make Ms. Anderson particularly well-suited to serve as a director and our lead independent director.

Howard W. Barker, Jr. Age 65 Director since September 2007	Audit (Chair)

Mr. Barker was employed by KPMG LLP, a global accounting firm, from 1972 including serving as a partner of KPMG LLP from 1982, until he retired in 2002. He is a member of the American Institute of Certified Public Accountants and the Florida Institute of Public Accountants. Mr. Barker is currently a director of priceline.com Incorporated and Medco Health Solutions, Inc.

Mr. Barker has an extensive financial background, and financial reporting expertise, including his service as an audit partner at a multinational professional service and accounting firm. His continuing membership in the American Institute of Certified Public Accountants, as well as his financial leadership roles on other public company boards on which he serves, enable him to maintain expertise in current accounting, financial reporting and related issues that are important to our company. In addition, he has served on numerous public company board committees involved with financing and acquisition transactions.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills
William H. Camp Age 63 Director since April 2008	Compensation & Organization Development (Chair); Audit

Mr. Camp spent more than 20 years at Archer Daniels Midland Company (ADM), an agricultural processing company and manufacturer of value-added food and feed ingredients, in a variety of management positions until he retired in December 2007 from his position as an Executive Vice President. He served as Executive Vice President and Vice President, Asia Strategy from August to December 2007 and as Executive Vice President, Processing from 2004 to August 2007. Mr. Camp has significant experience in logistics and supply chain management and experience with foreign public companies, including as a director of Wilmar International, Ltd. from 2005 to 2007, and as a director of Tate & Lyle PLC since 2010.

With his years of experience at a global agricultural processing company and broad international experience in senior operational management, Mr. Camp brings to the Board insights into the issues facing an international food company, such as issues arising in the transportation of agricultural products and food ingredients His broad experience with a corporation with substantial international operations and his other public company board service provide an understanding of agricultural, food safety, operational and management issues which enhance his oversight.

Clare M. Hasler-Lewis Age 54 Director since October 2005	Food Innovation, Safety & Technology (Chair) Nominating & Governance

Dr. Hasler-Lewis has been Executive Director of the Robert Mondavi Institute for Wine and Food Science at the University of California, Davis since February 2004. From 1997 to January 2004, she was assistant professor in the Department of Food Science and Human Nutrition at the University of Illinois at Urbana-Champaign. Dr. Hasler-Lewis holds a dual doctoral degree in environmental toxicology and human nutrition.

Dr. Hasler-Lewis’s education and expertise in nutrition and environmental toxicology, combined with business management training, provide important insight in achieving our objectives in food safety and environmental responsibility. In addition, her extensive experience in food regulation and consumer health trends offers valuable knowledge to the Board.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills
Jaime Serra Age 61 Director since January 2003	Compensation & Organization Development; Nominating & Governance

Mr. Serra has been senior partner of Serra Associates International, a consulting firm in law and economics based in Mexico City, since 1996. He also is a principal of The NAFTA Fund, a private equity fund focused on investing in medium-sized Mexican companies. Before forming Serra Associates, Mr. Serra served as Mexico’s Undersecretary of Finance during 1994 and Secretary of Trade and Industry from 1986 to 1994, during which time he was Mexico’s principal negotiator of the North American Free Trade Agreement. He also has been a professor of Economics at El Colegio de Mexico, Stanford University, Princeton University and New York University. Mr. Serra is currently a director of the following public companies: The Mexico Fund, Inc. and Tenaris S.A.

Through his past service as a high-ranking government official with the Mexican Government and his expertise in economic and trade matters, Mr. Serra brings critical perspectives and experience on international trade negotiations and the impact of government policies on the operations of a global company. His strong academic background, expertise in international macro-economics issues as well as his service on boards of U.S. and foreign companies and other organizations enable him to provide added perspective on international and political strategic issues.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background; Qualifications and Skills
Jeffrey N. Simmons Age 44 Director since 2011	Audit; Food Innovation, Safety & Technology

Mr. Simmons has been Senior Vice President of Eli Lilly and Company (Lilly) since January 2010 and President, Elanco Animal Health, Lilly’s animal health division, since January 2008. From 2006 to December 2007 he served as Elanco’s executive director of U.S. operations and global research and development. Mr. Simmons joined Lilly in 1989 and has held a variety of other international executive and leadership roles in Elanco, including area director, Western Europe; and country director for Brazil. He is an international spokesperson on the role technology will play in expanding the global food supply.

Mr. Simmons offers valuable perspective and significant knowledge to the Board on the execution of business strategy, particularly in Europe and North America, and business growth through innovation. In particular, his experience with the use of technology in agricultural operations and food safety provide important insight to the Board.

Steven P. Stanbrook Age 54 Director since December 2002	Compensation & Organization Development; Nominating & Governance

Mr. Stanbrook has been Chief Operating Officer -International of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since July 2010. Prior to that he was President, Developing Markets from 2006 to July 2010, President - Asia and Americas from 2002 until 2006 and President of S.C. Johnson’s business in Europe, Africa and Near East from 1996 through 2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President – International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation, including serving as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook was a director of Hewitt Associates, Inc. from 2003 until its merger with Aon Corp. in October 2010.

Mr. Stanbrook provides extensive experience in the consumer and packaged goods industries, with experience in different companies and a variety of roles, including at a senior executive level. His international experience includes executive assignments on every continent of the world served by these industries. His prior service on another public company board brings additional governance and oversight experience.

Vote Required to Elect Directors

The eight nominees who receive the highest number of votes cast (a plurality) will be elected as directors, subject to our majority vote policy described below. Under Chiquita’s governing documents, there is no provision for cumulative voting in the election of directors.

The Board of Directors recommends a vote “FOR” all nominees.

Majority Vote Policy

Our Board’s Governance Standards and Policies include a “majority vote policy.” Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a Majority Withheld Vote), is required to tender his or her resignation following certification of the shareholder vote.

The Nominating & Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating & Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (including the reason(s) for accepting or rejecting the resignation offer) in a report on Form 8-K furnished to the SEC.

Any director who tenders his or her resignation under this provision will not participate in the Nominating & Governance Committee recommendation or Board action regarding whether to accept the resignation offer, except as described in the last sentence of this paragraph. If all of the members of the Nominating & Governance Committee receive a Majority Withheld Vote at the same election, then the independent directors who do not receive a Majority Withheld Vote will appoint a committee from among themselves to consider the resignation offers and recommend to the Board whether to accept them. If three or fewer directors do not receive a Majority Withheld Vote in the same election, then all directors may participate in the action regarding whether to accept the resignation offers.

PROPOSAL 2: ADVISORY VOTE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. At the 2011 annual meeting, in a similar vote, over 85% of the votes cast voted in favor of the compensation paid to the Company’s Named Executive Officers.

As described in detail under Compensation Discussion and Analysis beginning on page 28 and in the Summary Compensation Table on page 48, our compensation programs are (a) reviewed by our Compensation Committee, with advice from its independent consultant, (b) benchmarked annually against peer companies and industry surveys, and (c) designed to foster alignment of executive management with the interests of shareholders by rewarding executives for company performance that benefits shareholders and not rewarding them when company performance is not as strong.

During 2011, Chiquita delivered our third consecutive year of profitability. Annual sales decreased 3% year-on-year to $3.1 billion, on lower sales in Salads & Healthy Snacks and Other Produce, partially offset by 4% higher Banana sales. We reduced debt by $62 million during the year, refinanced other debt to reduce the total annual interest expense by approximately $14 million at current rates and extended the maturity of our secured credit facility, including $150 million of revolving credit.

Nonetheless, we did not achieve the financial performance objectives for our annual cash incentive payments under the Management Incentive Program (MIP) and, as a result, no MIP payments were made to any executive officers for 2011. Under the Long-Term Incentive Program (LTIP), our Named Executive Officers received a 55% award for the 2009-2011 performance cycle. The LTIP program for 2009-2011 was based on two measures, cumulative earnings per share and total shareholder return (TSR) relative to our Peer Group. For the three-year LTIP period, we achieved 110% of the goal for cumulative earnings per share; however, our TSR was below the minimum threshold for an award. As a result, no award was made based on the TSR component.

We have implemented many compensation “best practices” over the past several years including eliminating the tax gross-up in severance agreements for new executive officers and in those replacing expired agreements, adopting a clawback policy for performance based compensation, implementing stock ownership guidelines for executive officers and limiting the amount of perquisites. In addition, the Compensation Committee has conducted and monitored a comprehensive review of our compensation program structure with a particular focus on incentive-based pay, and concluded it does not encourage executive officers or other employees to take excessive risks that could adversely affect our company’s financial or operational results.

The vote on this resolution relates to the compensation of our Named Executive Officers as a whole. The vote is advisory, which means that the vote is not binding on us, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against the Named Executive Officer compensation, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders pursuant to SEC compensation disclosure rules (including the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany the compensation tables).

Vote Required to Approve the Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of the shares of the votes cast at the Annual Meeting by those holders of common stock entitled to vote at the meeting is required for the approval of this advisory proposal.

The Board of Directors recommends a vote “FOR” the approval of named executive officer compensation.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP (PWC), independent registered public accounting firm, to audit our consolidated financial statements for the year 2012. In furtherance of corporate governance objectives, we have chosen to submit the appointment of PWC for shareholder ratification.

In the event shareholders fail to ratify the appointment of PWC, the Audit Committee will reconsider it.

One or more representatives of PWC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of PWC.

The Board of Directors recommends a vote “FOR” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance, Meetings, and Attendance at Meetings

The Board has adopted governance standards and policies which, together with the charters of its committees, provide the framework for our corporate governance. We also have a Code of Conduct that applies to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. Our Board currently has four standing committees: Audit; Compensation & Organization Development; Nominating & Governance; and Food Innovation, Safety & Technology. In addition to the foregoing standing committees, the Board may form, from time to time, additional non-standing committees to assist the Board in its consideration of particular matters. The information about nominees for director lists memberships on standing committees only.

Each standing committee is comprised solely of directors who are “independent” as defined by New York Stock Exchange (NYSE) rules, and the Board has adopted a charter for each standing committee. The Board governance policies, Code of Conduct and committee charters are available on our website at www.chiquita.com by clicking on “Investor Relations,” “Corporate Governance” and “Documents.” You may request a copy of any of these documents to be mailed to you as described on page 67 of this proxy statement. Any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers will be posted on our website. At the date of this proxy statement, no such waivers have been requested or granted.

NYSE rules require a majority of the board of directors of a listed company to be “independent.” The Board has determined that each of the company’s directors, other than Mr. Aguirre, is “independent” as defined by the NYSE and SEC for board and applicable committee service. This includes: Ms. Anderson, Mr. Barker, Mr. Camp, Dr. Hasler-Lewis, Mr. Serra, Mr. Simmons and Mr. Stanbrook. This determination was based on standards adopted by the Board, available on our website at the address above, that are consistent with the definition of “independent” contained in the NYSE rules. In addition, the Board determined that each of these directors is independent because no relationship was identified that would automatically bar him or her from being characterized as independent based on a consideration of relationships, whether material or immaterial, between the company and the directors and between directors and management, including in each case, the directors’ family members and the companies or organizations with which the directors are affiliated.

Robert W. Fisher served as an independent director of the Board and as a member of the Audit and Food Innovation, Safety & Technology Committees until his retirement at the annual meeting in 2011.

Under the Board’s governance standards and policies, directors are expected to attend all scheduled Board and committee meetings. During 2011, the Board held 11 meetings. Each current director attended at least 75% of the meetings of the Board and of each committee on which he or she served during 2011. Directors are also expected to attend the Annual Meeting of Shareholders. Last year, all of the directors then serving on the Board attended the Annual Meeting.

Leadership Structure

Mr. Aguirre has served in the dual capacities of Chairman of the Board and Chief Executive Officer (CEO) since May 2004. The Board believes this structure is appropriate given Mr. Aguirre’s designated responsibility for driving strategic decision-making so as to achieve our long-term goals of improving world nutrition by being the innovative global leader in branded, nutritious foods and delivering sustainable and profitable growth for the benefit of our shareholders. In addition, Mr. Aguirre is able to carry out these dual roles due to the relatively small size of the Board and Mr. Aguirre’s extensive experience dealing with the Board. The Board does not believe a separate Chairman and CEO is necessary at this time to safeguard the independent governance of the Board or sustain effective oversight by the Board.

Our non-management directors (who are the same as our independent directors) generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session” without the Chairman or any other company representatives present. Absent specific action by the Board, the Chair of the Nominating & Governance Committee, currently Ms. Anderson, presides at all of these sessions as Lead Independent Director. Ms. Anderson has extensive experience as an independent director and is able to ensure that, in her role as Lead Independent Director, effective independent oversight is exercised by the Board. The Lead Independent Director sets the agenda for all executive sessions and has the authority to call meetings of the non-management directors outside of the normal course. The Lead Independent Director has the additional responsibilities of consulting with the Chairman and CEO on Board meeting agendas, meeting individually with members of management, serving as the principal liaison between management and the non-management directors, coordinating the activities of non-management and independent directors, and ensuring optimal communication between management and the Board and its committees. She also ensures that questions by individual members of the Board are addressed and assists board members in fulfilling their duties; this may include discussions with the Chairman and CEO concerning the efficiency of the board meetings and facilitating teamwork and communication among directors and between the non-management directors and management.

Board’s Role in Risk Oversight

Our Board has an active role in overseeing the management of the company’s areas of risk. It receives regular reports on business, operational, financial and strategic initiatives and the related risks, and how they are being addressed. In addition, the full Board or one of its committees oversees specific risk areas. For example, the Board maintains control over significant transactions or decisions through a governance policy that requires Board approval for all corporate actions above specified levels (including material acquisitions or divestitures). The Audit Committee oversees (1) financial risks relating to financial reporting and decision making, which is reviewed at every meeting, (2) the enterprise risk management (ERM) process, which identifies, prioritizes and assigns risk owners at senior management levels to manage and mitigate financial, strategic and business risks that could have a material impact on the achievement of Chiquita’s global strategic and financial objectives, for which formal updates are discussed with the Committee at least twice a year, and (3) compliance and legal risk, which is discussed at every meeting. The Nominating & Governance Committee is responsible for risks associated with corporate responsibility and corporate governance and reviews these at least once a year. The Compensation & Organizational Development Committee oversees risk related to organizational talent management and executive compensation. The Food Innovation, Safety & Technology Committee

regularly discusses risks in the areas of food safety and innovation. All of these committees report their activities and findings to the full Board.

Audit Committee

The current members of the Audit Committee are Mr. Barker (Chair), Mr. Camp and Mr. Simmons. The Board has determined that Mr. Barker is an “audit committee financial expert” as defined by SEC rules. During 2011, the Audit Committee held 10 meetings. Ms. Anderson served on the Audit Committee until September 2011.

The principal functions of the Audit Committee include:

•	appointing and replacing our independent registered public accounting firm;

•	approving all fees and all audit and non-audit services of the independent registered public accounting firm;

•	annually reviewing the independence of the independent registered public accounting firm;

•	assessing our annual audit results;

•	periodically reassessing the effectiveness of the independent registered public accounting firm;

•	reviewing our financial and accounting policies and our annual and quarterly financial statements;

•

reviewing the adequacy and effectiveness of our internal accounting controls and the internal audit function, including responsibility for the appointment, evaluation, compensation, retention and oversight of our Vice President of Internal Audit;

•

overseeing the status and implementation of our programs for compliance with laws, regulations and our policies, including responsibility for the appointment, evaluation, compensation, retention and oversight of our Vice President and Chief Compliance Officer;

•	reviewing our risk assessments and risk management policies and programs, which also is subject to Board review;

•	if and when they occur, overseeing investigations involving allegations of fraud, accounting irregularities or other legal and compliance violations;

•	reviewing for approval or ratification all proposed transactions, arrangements or relationships that may be required to be disclosed as related party transactions;

•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval);

•	overseeing and approving any revisions or updates to the Code of Conduct;

•	overseeing the education and training of employees in the areas of compliance and ethics to ensure “control consciousness”; and

•	in connection with all of the foregoing, meeting with the independent registered public accounting firm, our internal auditors, legal, compliance and risk professionals and our financial management.

The Audit Committee has furnished the following report for inclusion in this proxy statement.

Audit Committee Report for 2011

The Audit Committee has the responsibility to oversee and review the preparation of the company’s consolidated financial statements, including the system of internal controls and accounting policies. As provided in the charter adopted by the Board of Directors, the Audit Committee assists the Board in its oversight of the integrity of the consolidated financial statements of the company, the qualifications and independence of the independent registered public accounting firm, the performance of the internal and independent auditors, and the company’s programs for compliance with laws, regulations and company policies. The Audit Committee has the sole authority and responsibility to select, compensate, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and also is independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm performs an audit of the company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issues a report thereon. The Audit Committee’s responsibility is to oversee and review these processes. It is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s consolidated financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 31, 2011. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence as required by the PCAOB, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP in 2011 and the amount of fees paid for such services, and periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the company’s independent registered public accounting firm and with the company’s internal auditors, in each case without the presence of the company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

March 26, 2012

Howard W. Barker, Jr., Chair William H. Camp Jeffrey N. Simmons

Compensation & Organization Development Committee

The current members of the Compensation & Organization Development Committee (the Compensation Committee) are Mr. Camp (Chair), Ms. Anderson, Mr. Serra and Mr. Stanbrook. The principal functions of the Compensation Committee include:

•	approving the relevant company goals and objectives for incentive compensation plans and evaluating the performance against those goals and objectives;

•

reviewing and approving all compensation of Chiquita’s executive officers including those executive officers named in the Summary Compensation Table (the Named Executive Officers), with the exception of the CEO, for whom the Compensation Committee makes recommendations for review and approval by the independent members of the Board;

•

annually reviewing both the total compensation package and the individual components of compensation, including salary, annual incentives, equity awards and potential severance or change in control payments, of each Named Executive Officer;

•	reviewing the Nominating & Governance Committee’s annual evaluation of the Chief Executive Officer;

•

overseeing management’s plan and procedures for development and succession of executive officers, other than the Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	annually reviewing executives’ performance against stock ownership guidelines;

•	reviewing the company’s executive compensation strategies and principles;

•	annually reviewing and making recommendations to the Board with respect to incentive compensation and equity-based compensation plans;

•

overseeing regulatory compliance with respect to compensation practices and making recommendations, as appropriate, to the Board regarding submission of certain compensation matters to the vote of shareholders;

•	evaluating and monitoring Chiquita’s policies, strategies, plans and achievements relating to executive development, attraction and retention; and

•	administering and interpreting the Chiquita Stock and Incentive Plan.

The Compensation Committee normally meets in person at least four times a year and also meets telephonically and acts by unanimous written consent, as necessary and appropriate, in between its regularly scheduled meetings. Historically, the Compensation Committee had not adopted a specific meeting calendar for compensation actions even though most actions have been taken at similar times each year. In early 2011, the Compensation Committee adopted a schedule for compensation actions as part of its intended annual calendar of activities. According to this schedule, the Compensation Committee will approve incentives earned for the most recently completed year, set salaries and annual incentive targets for the existing year and set targets for the upcoming Long Term Incentive Program (LTIP) performance period in February of each year while approving restricted stock unit awards in the third calendar quarter of each year. In February 2012, the Compensation Committee amended this schedule so that it would grant restricted stock unit awards at the same time as other compensation actions in order to enable the Compensation Committee to see the effect on target total direct compensation of all compensation actions for the full year.

During 2011, the Compensation Committee held six meetings and acted by unanimous written consent once. Mr. Aguirre and representatives from the company’s Human Resources and Legal Departments participate in Compensation Committee meetings upon invitation from the Committee; however, when the Committee discusses and approves Mr. Aguirre’s and other executive officers’ compensation, any executive officer whose compensation is being discussed is excused from the meeting. To maintain records of the Committee’s discussions and approvals, a member of the company’s Human Resources Department who is not an executive officer serves as secretary for the meetings and, in that capacity, generally is present for deliberations.

As CEO, Mr. Aguirre reviews all components of executive officer compensation; proposes overall target pay levels and short- and long-term incentive plan targets; and makes individual compensation recommendations to the Committee for each executive officer other than himself. The Committee considers Mr. Aguirre’s recommendations when approving the compensation for each executive officer. However, the Committee approves all compensation granted to our executive officers.

The Compensation Committee has the sole authority to retain and terminate its compensation consultant to assist in the evaluation of the CEO and other executive officer compensation. As part of its normal diligence, the Committee reviewed the compensation consultant relationship during 2009 and, effective in April 2010 the Committee engaged Towers Watson as its new independent compensation consultant for an open-ended duration. The overall services provided by Towers Watson during its engagement have been based on the following principles:

•	offering independent and objective advice on all aspects of executive compensation and benefits; and

•

helping the Compensation Committee and our senior management make effective decisions supporting the goals for the company’s executive compensation program, namely that it is competitive, meets good corporate governance standards and is aligned with shareholder interests, our overall business strategies and market leading practices.

Although, as appropriate for its terms of service, Towers Watson worked closely with company management to identify issues and develop alternative solutions, the firm reported directly to the Compensation Committee. Upon invitation from the Compensation Committee, representatives of

Towers Watson attended Committee meetings to present their firm’s findings and recommendations. In 2011, at least one representative of Towers Watson attended each of the six meetings of the Compensation Committee.

During its term of service in 2010, 2011 and early 2012, Towers Watson reviewed trends and emerging issues in executive compensation with the Compensation Committee and assisted it with evaluations of and recommendations regarding: (1) the compensation of the CEO; (2) management’s recommendations regarding proposed pay levels for other executive officers; (3) the content of the Committee’s charter; (4) the design of the annual and long-term incentive programs; (5) executive perquisites; (6) our peer group of companies; (7) share utilization practices; and (8) stock ownership guidelines. Towers Watson also reviewed the proposed Compensation Discussion and Analysis for the 2011 and 2012 proxy statements, and assisted with the calculation of potential payment amounts under various termination scenarios. Towers Watson has met with the Committee in executive sessions and worked closely with the Chair of the Committee in preparation for each meeting during its term of service. At the request of the Nominating & Governance Committee, Towers Watson also reviewed board of directors pay levels.

Certain Towers Watson affiliates are also engaged by Chiquita to provide services other than executive compensation consulting. During 2011, Towers Watson received approximately $204,000 for executive compensation services to or on behalf of the Committee, approximately $27,000 to evaluate the market competitiveness of the company’s 401(k) and Capital Accumulation Plan, and affiliates of Towers Watson provided actuarial and compensation market survey data services to Chiquita totaling approximately $21,000. In early 2012, the Compensation Committee reviewed the payments made to the Towers Watson affiliates during 2011, as well as the services the Towers Watson affiliates performed for Chiquita, and discussed them with Towers Watson. Based on its review, the Compensation Committee believes that each of these relationships is separate and independent and does not impair Towers Watson’s ability to provide independent compensation advice to the Committee.

Our management retained its own compensation consultant, Frederic W. Cook & Co., Inc. (Frederic Cook) in March 2007 to assist it from time to time in the preparation and review of compensation program recommendations for consideration and review by the Compensation Committee and its independent consultant. Under the terms of management’s engagement letter with Frederic Cook, the firm is responsible for:

•	reviewing our existing incentive programs; and

•	assisting management with the design of our long-term incentive and other programs, as requested.

Frederic Cook advises members of our company’s management who, in turn, address issues with the Compensation Committee. Frederic Cook provided services to company management during 2011 regarding the evaluation of the market competitiveness of the company’s 401(k) and Capital Accumulation Plan, as well as the level of benefits to be provided in conjunction with the relocation and consolidation of the company’s headquarters operation in Charlotte, NC, but did not attend any meeting of the Compensation Committee during 2011.

The Compensation Committee has furnished the following report for inclusion in this proxy statement.

Compensation Committee Report for 2011

The undersigned comprise the members of the Compensation & Organization Development Committee of Chiquita’s Board of Directors. The Committee was responsible for reviewing the performance and establishing the individual compensation of the company’s executive officers for 2011, including those named in the Summary Compensation Table.

The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for Chiquita’s 2012 Annual Meeting of Shareholders.

March 16, 2012

William H. Camp (Chair) Kerrii B. Anderson Jaime Serra Steven P. Stanbrook

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Ms. Anderson (Chair), Dr. Hasler-Lewis, Mr. Serra and Mr. Stanbrook. The principal functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board qualified candidates to fill vacancies on the Board;

•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders;

•

overseeing management’s plan and procedures for Chief Executive Officer development and succession, including identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer, and reporting at least annually to the Board’s non-management directors;

•	recommending to the Board the members of each committee of the Board;

•	developing and recommending to the Board the governance standards, policies and practices applicable to the Board;

•	overseeing, as requested by the Board, the Board’s corporate governance activities;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing public policy matters of importance to our stakeholders, including oversight of our corporate responsibility program;

•	considering shareholder suggestions for director nominees; and

•	reviewing the performance of the CEO and providing the details of the review to the Compensation Committee and the Board.

During 2011, the Nominating & Governance Committee held five meetings.

As required by its charter, the Nominating & Governance Committee reviews and makes recommendations to the Board regarding director compensation. The full Board approves all director compensation and changes in director compensation. At the request of the Nominating & Governance Committee, in 2011 Towers Watson prepared a survey of current broad industry director compensation practices. Based on the data reviewed and current best practices, the Nominating & Governance Committee did not recommend any change in director compensation.

Shareholder Nomination Procedure

The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of his or her ownership of common stock, including the number of shares owned and the length of time of ownership; and

•

the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be one of our directors, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. We did not receive any recommendations for director nominees from shareholders during 2011. In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate.

Nominee Qualifications

The Board and the Nominating & Governance Committee believe that, at a minimum, any nominee for director (whether recommended by a shareholder, management or the Board) to serve as one of our directors must:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Whenever a specific need or opportunity to add an additional director arises, the Board will approve any additional criteria for the Committee to use in evaluating potential candidates.

Although the Nominating & Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Nominating & Governance Committee annually reviews the skills and qualities of Board members as part of the Board’s annual self-assessment process. This assessment may include considerations such as financial skills, management expertise, brand management understanding, knowledge of the global food industry, diversity, age and international background and experience.

Other Procedures

In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee may identify potential nominees by asking current directors to notify the committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. The Nominating & Governance Committee also engages firms that specialize in identifying director candidates. Once an individual has been identified by the Nominating & Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the individual. If, after review of the individual’s qualifications and suitability under the Board’s governance policies, the Committee determines that the candidate warrants further consideration, it may contact the individual to ascertain his or her interest in potential service on the Board. Generally, if the individual expresses a willingness to be considered and to serve on the Board, the Nominating & Governance Committee requests information from the candidate, reviews the individual qualifications, particularly in light of other candidates the Committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating & Governance Committee members may contact one or more references provided by the candidate or other persons who may have first-hand knowledge of the candidate’s accomplishments.

Food Innovation, Safety & Technology Committee

The current members of the Committee are Dr. Hasler-Lewis (Chair) and Mr. Simmons. The principal functions of the Committee include:

•	reviewing, evaluating and advising the Board regarding the long-term strategic goals and objectives of our food innovation and food safety programs;

•	assisting us in making well-informed choices in directing investment into areas related to food innovation and food safety programs; and

•	monitoring and evaluating trends in research and development related to food innovation and food safety.

During 2011, the Food Innovation, Safety & Technology Committee held two meetings.

Communicating with the Board of Directors or with Individual Directors

The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Ms. Anderson), who serves as our Lead Independent Director. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202 or by fax at (513) 564-2857. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s). Any communication also will be available to any non-management director who requests it.

COMPENSATION OF DIRECTORS

Annual Compensation of Non-Employee Directors. For Board service in 2011, non-employee directors received annual compensation comprised of a cash fee of $80,000, payable quarterly in arrears, and a number of shares of common stock having an aggregate fair market value of $98,000, payable annually in arrears on the third business day following the day on which financial results for 2011 were released. In addition, the Chairs of the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee each received an annual fee of $20,000 in cash, and the Chair of the Food Innovation, Safety & Technology Committee received an annual fee of $7,500 in cash. Fees for membership on any other non-standing committee(s) established from time to time are established in connection with the formation of any such committee.

Directors who are employees receive no additional compensation for serving on the Board or its committees.

Directors Deferred Compensation Program (DDCP). Under the DDCP, directors may defer the receipt of all or any portion of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Stock compensation may be deferred only in stock units, each of which is equivalent to one share of our common stock. Cash compensation may be deferred in stock units or cash. Cash amounts deferred under this plan earn interest at the three-month London Inter-Bank Offer Rate (LIBOR), adjusted quarterly. During 2011, no directors deferred cash compensation. When dividends are paid, cash dividend equivalents are paid on the stock units in a director’s account on the same payment date as dividend payments to all shareholders. The DDCP account amounts are unfunded and unsecured obligations of ours and are subject to the same treatment and risks as other general obligations.

Other Benefits. Once a year the Board meets at one of our operating locations, and directors are encouraged to bring their spouses to the meeting site at our expense.

Stock Ownership Guidelines for Directors. In 2006, the Nominating & Governance Committee approved stock ownership guidelines for non-employee members of the Board of Directors. The guidelines provide that each director is expected, within five years after adoption of the guidelines or commencement of Board service, whichever is later, to hold shares of common stock with a value equal to $400,000 (five times the annual cash retainer for service on the Board of Directors, excluding committee chair and other committee fees). Progress toward the goal is expected to be approximately 20% per year and, if the guidelines are not met, subsequent director fees will be paid entirely in shares until the guidelines are met. Shares that count toward these guidelines include unvested RSUs, exercisable stock options to the extent they are “in-the-money,” stock units deferred in the DDCP, and any other shares held by the director. Until the guidelines are met, Board members are not permitted to sell any shares without Board approval (other than selling a portion of stock upon vesting of RSUs or shares received upon exercise of stock options to pay taxes or the options’ exercise price). For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date. As of December 31, 2011 all directors had made the expected progress toward their ownership goals.

In 2011, we provided the following annual compensation to our non-employee directors.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) (3) ($)	All Other Compensation(4) ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Kerrii B. Anderson	145,500(5)	98,000	520	244,020
Howard W. Barker, Jr.	126,000(5)	98,000	1,854	225,854
William H. Camp	126,000(5)	98,000	-0-	224,000
Robert W. Fisher(6)	32,308	39,577	174,125	246,010
Clare M. Hasler-Lewis	88,000(5)	98,000	3,868	189,868
Jaime Serra	105,500(5)	98,000	2,203	205,703
Jeffrey N. Simmons	47,912	58,692	-0-	106,604
Steven P. Stanbrook	80,000	98,000	520	178,520

(1)

Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718 (See Note 1 to the Consolidated Financial Statements). Each director who served for all of 2011 (Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Camp, Serra and Stanbrook) received $98,000 in unrestricted stock compensation. Each director who served less than the full year (Messrs. Fisher and Simmons) received a pro rata amount. The number of shares received by each director was calculated by dividing the applicable cash value amount by $10.32, the closing price of our common stock on February 24, 2012, the date of payment. The following numbers of shares were granted: Ms. Anderson, Dr. Hasler-Lewis and Messrs. Barker, Camp, Serra and Stanbrook, 9,496 shares each; Mr. Fisher 3,798 shares; and Mr. Simmons 5,724 shares.

(2)	At December 31, 2011, the aggregate numbers of outstanding stock options and restricted stock unit awards issued as part of prior director compensation for each director were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Ms. Anderson	--	--
Mr. Barker	--	10,051
Mr. Camp	--	7,185
Dr. Hasler-Lewis	--	2,500
Mr. Serra	50,000	10,000
Mr. Simmons	--	--
Mr. Stanbrook	50,000	10,000

All stock options are fully vested and have been fully expensed; exercise prices range from $13.31 to $15.05. All RSUs vest on the day the director’s service as a non-employee director ceases. Stock options and RSUs are no longer part of the director compensation program.

(3)	Dr. Hasler-Lewis and Messrs. Barker and Camp deferred the full $98,000 of their stock compensation for 2011 (9,496 common stock units each) into their DDCP accounts.

(4)

Except for Mr. Fisher, these amounts represent spousal travel and tax gross-ups thereon. The amount for Mr. Fisher represents the fair value of 12,500 shares of common stock issued upon vesting of his RSUs when his service as a non-employee director ceased on May 26, 2011. The fair value of the shares for Mr. Fisher was calculated using the closing price of the company’s common stock on that date ($13.93).

(5)	Includes director fees for service on a non-standing committee for part of 2011.

(6)	Mr. Fisher retired from the Board in May 2011.

COMPENSATION OF EXECUTIVE OFFICERS

The following Compensation Discussion and Analysis should be read in conjunction with the compensation tables beginning on page 48.

Compensation Discussion and Analysis

Summary of 2011 Results and Compensation Actions

During 2011, Chiquita delivered our third consecutive year of profitability. Annual sales decreased 3% year-on-year to $3.1 billion, on lower sales in Salads & Healthy Snacks and Other Produce, partially offset by 4% higher Banana sales. We reduced debt by $62 million during the year, refinanced other debt to reduce the total annual interest expense by approximately $14 million at current rates and extended the maturity of our secured credit facility, including $150 million of revolving credit. Despite these achievements, we did not achieve our financial performance objectives related to our short-term performance-based compensation, which affected the compensation paid to executives. Specifically, as reported in the Summary Compensation Table on page 48, none of our executive officers, including the Named Executive Officers, received any payment for 2011 under our annual Management Incentive Program (MIP), which provides the potential for annual incentive-based cash compensation. In addition, as described more fully on page 43, awards for the Long-Term Incentive Program (LTIP) for the 2009-2011 performance cycle were earned at 55% of target. Further, the base salary of our CEO, Mr. Aguirre, will remain unchanged for 2012.

A major goal of our executive compensation program is to award pay for company and individual performance. As described in “Establishing Executive Compensation” beginning on page 33, the Compensation Committee (Committee) establishes the performance pay opportunity at the beginning of a performance cycle and the final realized pay is determined after completion of the cycle. Consequently, the increase shown in the Summary Compensation Table on page 48 for Mr. Aguirre from 2010 to 2011 resulted from a nominal increase in his base salary and an increase from the prior period in his pay opportunity for the LTIP; the realized pay from this opportunity will not be determined until early 2014. As an illustration of how the executive compensation program achieves our pay-for-performance objectives, the tables below provide the percentage and dollar value of the elements that comprised the target total direct compensation opportunity (other than benefits) available to our Named Executive Officers who were employed by us at the end of 2011, as compared to actual realized pay for the trailing one and three-year periods ended December 31, 2011. For the trailing one-year period, the average realized pay was approximately 56% of the pay opportunity and for the trailing three-year period, the average realized pay was approximately 69% of the pay opportunity.

One-Year (2011)
Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
Fernando Aguirre	$2,363,238	$1,024,239	43%
Kevin Holland	727,528	438,278	60%
Brian Kocher	819,544	476,544	58%
Michael Sims	772,392	450,392	58%
Waheed Zaman	742,234	434,234	59%

(1) Performance Pay Opportunity includes base salary and target annual cash bonus (MIP) for 2011. (2) Realized Pay includes base salary and actual MIP for 2011.

	Three-Year (2009-2011)
Named Executive Officer	Performance Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
Fernando Aguirre	$14,551,295	$9,260,101	64%
Kevin Holland	3,534,077	2,495,556	71%
Brian Kocher	3,861,350	2,623,248	68%
Michael Sims	3,194,976	2,265,300	71%
Waheed Zaman	3,505,556	2,402,932	69%

(1)	Performance Pay Opportunity includes:

•	base salary for 2011, 2010 and 2009

•	target annual MIP for 2011, 2010 and 2009

•	grant date value of RSU awards in 2011, 2010 and 2009

•	grant date value of LTIP target for the 2009-2011 performance cycle

(2)	Realized Pay includes:

•	base salary for 2011, 2010 and 2009

•	actual MIP for 2011, 2010 and 2009

•	value of RSU awards granted in 2011, 2010 and 2009 at $8.34 (closing price on 12/31/2011)

•	actual value of shares earned under the LTIP award for the 2009-2011 performance cycle at $10.32 (the closing price on the date of issuance)

Results of 2011 Say-on-Pay Vote

In 2011, we provided our shareholders with the opportunity to provide a non-binding vote on executive compensation. Although this vote is non-binding, the Committee has considered, and will continue to consider, the results of this vote each year when making compensation decisions for our executive officers. At our 2011 Annual Meeting, approximately 85% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our Named Executive Officers. The Committee believes that this shareholder vote endorses our Compensation Philosophy and practices. The Board also considered the shareholder vote regarding the frequency of shareholder advisory votes on named executive officer compensation and determined that it will hold an advisory vote on its named executive officer compensation every year until the next vote on frequency, which is expected to occur at the 2017 Annual Meeting of Shareholders.

Overview of Executive Compensation Program Objectives

The primary focus of the Compensation Committee is the compensation of our executive officers. Chiquita’s compensation program for executive officers is intended to:

•	encourage and reward current business outcomes through cash salaries and performance-based annual incentives;

•	reward sustained performance at specified levels and encourage retention through annual restricted stock unit (RSU) awards and other one-time equity awards under the company’s Stock Plan;

•	reward achievement of the company’s longer-term business goals through performance-based three-year LTIP awards; and

•	foster alignment of executive management with the interests of shareholders through equity incentive awards and stock ownership, in accordance with stock ownership guidelines.

The compensation program seeks to provide the proper incentive and reward for our executives’ achievements in both managing our day-to-day business and achieving short-term objectives while addressing shorter-term challenges facing us, and achieving our long-term goals of improving world nutrition by being the innovative global leader in branded, nutritious foods and delivering leading food industry shareholder returns.

Current compensation decisions are guided by the Committee’s formal Compensation Philosophy described below, by Equity Guidelines described on page 46 and by Stock Ownership Guidelines for Executive Officers described beginning on page 47.

Compensation Philosophy

The Compensation Committee has adopted a formal Compensation Philosophy for executive officers and reviews it periodically, most recently in September 2011. The Committee’s philosophy is that, on average, overall target pay for executives, including each major component of pay, should approximate the 50th percentile of market and industry-specific data, with executives who are consistently high-performing being paid at a higher percentile (up to and in rare cases exceeding the 75th percentile), consistent performance that meets expectations being paid at the median and lower-performing executives being paid at a lower percentile. Long-term compensation award opportunities for an executive officer are based upon consistent performance at a specified level, as well as an assessment of the officer’s potential for future contributions. The emphasis on short- and long-term incentive compensation and on cash and equity incentive compensation varies depending on the level of an individual’s responsibilities, with an increased weighting on longer-term and equity incentives for more senior executives. There is no pre-established allocation between cash and equity compensation for executive officers. Limited perquisites of executive officers are targeted to be conservatively below the median of the peer group.

On average, the target “total direct compensation” (the sum of base salary, target annual incentives and target long-term incentives) for the Named Executive Officers (based on 2011 compensation) is approximately 4% above the company’s Peer Group data median and approximately 11% above the published survey data median (in each case based on the most recent available information, i.e., from 2010 or 2009). Actual cash compensation for the 2011 performance year, however, was significantly below target for each of the Named Executive Officers since they received no awards under the MIP. The use of published survey and peer group data is discussed in detail in the section entitled “Establishing Executive Compensation; Use of Peer Groups.” Each officer’s actual compensation is based upon individual and company performance and the company’s stock price, as well as individual potential and tenure. Each element of pay is influenced by an individual’s performance rating.

Compensation Risk Assessment

The Committee has reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or affect long-term shareholder value. To assist the Committee in its review, in early 2010 it engaged its independent compensation consultant to conduct a risk assessment of the company’s incentive-based compensation plans and the company’s compensation practices.

Based on this review, the Committee believes our compensation programs represent an appropriate balance of short-and long-term compensation and do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company. The Committee’s review also considered our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place and which have not changed in any material respect since the assessment, as well as the Committee’s formal review and discussion.

We have designed our MIP and LTIP incentive compensation programs to reward eligible employees for the achievement of financial results that reduce the volatility of operating results, which we expect to cause adequate returns to shareholders. These goals are intended to be challenging yet provide a reasonable opportunity to reach the threshold amounts, while requiring meaningful growth to reach the target levels and substantial growth to reach the maximum levels. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce eligible employees to take inappropriate risks that could threaten our financial or operating stability. In addition, the MIP and LTIP contain caps on the maximum payout to employees.

Our executive compensation program includes the following features to guard against excessive risk:

Feature	Component	Purpose

Compensation Mix	• fixed and contingent • annual cash incentive • long-term equity • time-based equity • performance-based equity	Helps ensure that executives do not focus on achieving short-term results at the expense of long-term growth and sustainability of the company

Limit on Maximum Incentive Payout	• 225% of target in MIP • 200% of target in LTIP	Helps ensure incentive opportunities are meaningful, but not unduly large

Stock Ownership Guidelines	An executive officer generally cannot sell stock until s/he satisfies the guideline • 5 times salary for the CEO • 3 times salary for all other executive officers	• align interests to long-term growth • limits capture of short-term fluctuation in stock price

Recoupment Policy	• recovery of annual or long-term incentive compensation in event of a material revision of the financial results or metrics upon which the awards were based due to malfeasance	• helps ensure results are sustainable • discourages malfeasance

Board Approval of Transactions	• full Board approval of significant transactions • Compensation Committee may exercise downward discretion to adjust awards	Helps ensure financial goals are met by executing operating plans instead of simply by financial or other transactions

Use of Peer Groups

In making compensation recommendations and decisions for all of the executive officers, including the Named Executive Officers, the independent members of the Board (in the case of the CEO) and the Compensation Committee (for all other executive officers) review individual executive officer job profiles and compensation compared to publicly available information in proxy statements, to summarized data reported in purchased survey reports, and to data from our Peer Group described below.

The Committee is responsible for selecting and periodically reviewing our Peer Group of companies used for executive officer compensation benchmarking. In choosing peer companies, the Committee believes that the following principles are appropriate:

•	Objectively selected – Companies should be selected based on pre-determined criteria to ensure objectivity in the process.

•

Representative sample – A sufficient number of companies should be included such that adequate data are provided with which to reach valid conclusions, but that the sample size should not be so large that it becomes unmanageable.

•

Regular review – Because markets are dynamic and the structure and ownership of companies change, the peer group should be revisited annually; however, frequent, major adjustments in the composition of the peer group should be avoided unless required due to corporate transactions or other events that may impact the peer companies, or dramatic shifts in the company’s business or strategy.

•

Relevance – Selected peers should be reasonably related in terms of industry and global scope, as well as companies with which the company competes for executive talent, customers or investors. Particular emphasis will be placed on the food and beverage, and the consumer packaged goods industries.

•

Comparability – The following metrics should be considered: revenue, net income, market capitalization, assets, number of employees and total shareholder return. Ideally, we should rank near the median of the peer group on each of these metrics, with a heavier weighting on revenue since, due to the nature of our business and operations, our relative ranking in that metric should be less volatile than in the other metrics.

•

Methodology—The initial screen should include companies in our Standard Industrial Classification (SIC) code that are between 50% and 200% of the company on each of the metrics independently (with the range expanded as necessary to ensure appropriate industry representation); the Peer Group then should be constructed from this universe based on the best fit (industry, financial and global scope).

In September 2011, as part of its regular periodic review and consistent with the advice of its independent consultant, the Committee reviewed the current Peer Group and made no changes to its makeup other than the elimination of one company due to its acquisition by a private company.

The table below identifies our Peer Group companies for 2009, 2010, 2011 and 2012. Companies in the left column (in italics) were included in the Peer Group for 2009 compensation actions, but not included in the Peer Group in 2010, 2011 and 2012, except that they were used as available as described below to determine the relative total shareholder return (TSR) the component of LTIP awards for the 2009-2011 performance cycle. Companies in the right column were added to the Peer Group for 2010 compensation actions, and will be used to determine relative TSR for the LTIP awards for the 2010-2012, 2011-2013 and 2012-2014 performance cycles. Companies in the center column (in bold) have been and continue to be included for all four years with the exception of Del Monte Foods Company which will not be used after 2011.

PepsiAmericas, Inc.*	Brown-Forman Corporation	Dole Food Company, Inc.
Spectrum Brands, Inc.*	Campbell Soup Company	Fresh Del Monte Produce, Inc.
	Central Garden & Pet Company	Sanderson Farms, Inc.
	Church & Dwight Co. Inc.	Treehouse Foods, Inc.
The Clorox Company
Constellation Brands, Inc.
Corn Products International, Inc.
Dean Foods Company
Del Monte Foods Company*
Energizer Holdings, Inc.
Flowers Foods, Inc.
H. J. Heinz Company
The Hershey Company
Hormel Foods Corporation
McCormick & Company, Incorporated
Molson Coors Brewing Company
Ralcorp Holdings, Inc.
The J. M. Smucker Company

*	PepsiAmericas, Inc. was acquired by PepsiCo in February 2010, Del Monte Foods Company was acquired by a private investor group in March 2011 and Spectrum Brands filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in February 2009. Since public financial results are no longer available for PepsiAmericas and Del Monte Foods, and Spectrum Brands is no longer a comparable company, only their available data are included in the calculation of the applicable Peer Group results once they are no longer available.

In addition to the use of Peer Group data, to the extent available, the Committee places significant emphasis on data which it reviews, analyzes and aggregates from purchased surveys by major consulting firms such as Towers Watson, Mercer and Aon Hewitt. When available, the Committee utilizes data from these surveys that are limited in scope, such as only those companies with comparable revenue and/or industry, so that they most accurately reflect the scope of responsibility for each respective executive officer. The Committee uses this same process for reviewing, analyzing and aggregating data for other executives who are not executive officers.

Establishing Executive Compensation

The Committee’s starting point for determining target total direct compensation, and the allocation of this amount among salary, annual cash incentive, RSUs and long-term equity incentives, is market information derived from the published survey data and provided in public filings with the SEC by the Peer Group companies. A summary of each of the elements of total direct compensation for each executive officer, along with the market information for these same elements for executives with similar roles, is reviewed by the Committee. Tally sheets setting forth all elements of an individual’s earned compensation for the immediately preceding two years, including the value of qualified and nonqualified benefit programs and the value of other non-cash compensation, also are reviewed annually for the Named Executive Officers. For 2011 and 2012, no adjustments were made to the compensation program as a result of the tally sheet review because the amounts were considered reasonable and appropriate. Further, in February 2012 the Committee reviewed a wealth accumulation analysis for each of the then-current executive officers to understand how an executive’s realized wealth could build over time by reviewing, using various stock price scenarios, both equity awards already granted and future awards, assuming grants of similar value in future years. Further, the Committee reviewed the currently unvested RSU and LTIP opportunities for incomplete performance cycles in order to evaluate the retention value associated with current outstanding awards. The Committee found that the desired level of retention value, approximately 1.5-2.0 times the sum of an executive officer’s base salary and target annual MIP award, is not achieved for most of our executive officers under most potential payout scenarios. The Committee determined that the results of this analysis generally demonstrated proper leverage on the upside but that the retentive value of currently-outstanding awards is insufficient, particularly in light of the upcoming relocation of the corporate headquarters to Charlotte, North Carolina. As a result, for the 2012 equity grant in particular, a portion of the total equity awarded to certain Named Executive Officers other than Mr. Aguirre will have a different performance-conditioned vesting schedule; the details of these awards are described in “Relocation Benefits” beginning on page 45. The Committee expects to conduct a similar wealth accumulation analysis periodically to assess the results over time.

The Committee places emphasis on developing a compensation package that is competitive with that detailed in the survey data, as well as that offered by Peer Group companies, so that we are able to attract and retain qualified executives. Although the Committee reviews internal pay variations among executive officers, sometimes referred to as “internal pay equity,” it is not a significant factor used in making compensation decisions for the executive group. There is significant variation in the nature of the positions in the executive group and sufficient market data available for each executive officer’s position to support individual pay decisions based upon that data.

Elements of Executive Compensation

The principal elements of our executive officer compensation are base salary, annual incentive awards, annual grants of RSUs, LTIP awards and other compensation consisting of qualified and nonqualified deferred compensation plans and limited perquisites. Each element is described briefly below and additional details are included in the tables beginning on page 48.

Base Salaries.

Base salaries are established according to published market surveys and Peer Group data as appropriate to each executive officer’s position, responsibilities and performance. Base salaries are not necessarily adjusted annually, but are generally adjusted when the Compensation Committee judges that a change is warranted by a change in relevant market data or an executive officer’s responsibilities or demonstrated performance. Generally, for all employees, including the Named Executive Officers, a consistently high performing employee whose base salary is below the 50th percentile for employees holding similar positions at other companies will receive a greater increase at more frequent intervals, while an employee whose performance meets expectations and whose base salary is at or above the 50th percentile will receive a lower increase at less frequent intervals. Individual performance is reviewed and rated for executive officers annually.

The salaries paid to the Named Executive Officers in 2011 are shown in column (c) of the Summary Compensation Table on page 48.

In February 2011, the Committee (and in the case of Mr. Aguirre, the independent members of the Board) reviewed the base salary of each of the Named Executive Officers for possible adjustment. In each case, the principles and market data discussed above were considered. After that review, the following adjustments to base salaries were made effective February 28, 2011:

Executive Officer	Amount of 2011 Increase	2011 Annual Salary	% Increase	Relative to Survey Data	Relative to Peer Group
Fernando Aguirre	$ 30,000	$ 1,030,000	3.0%	At Median	5% Above Median
Kevin R. Holland	35,000	445,000	8.5%	2% Above Median	6% Above 75th Percentile
Brian W. Kocher	70,000	490,000	16.7%	5% Above Median	Between Median and 75th Percentile
Michael B. Sims	50,000	460,000	12.2%	7% Below Median	6% Below Median
Tanios Viviani	15,000	475,000	3.3%	2% Above Median	Between Median and 75th Percentile
Waheed Zaman	30,000	440,000	7.3%	5% Below Median	5% Above Median

The adjustment to Mr. Aguirre’s base salary was made in recognition of the continued turnaround in operating performance and achievement of strategic objectives during 2010. The adjustments to Messrs. Holland’s, Sims’ and Kocher’s base salaries were made in recognition of their strong performance during 2010 and to enhance the competitive positioning of each of their compensation considering Mr. Holland’s responsibilities for multiple staff functions and Messrs. Sims’ and Kocher’s successful transitions and growth into their respective new roles.

The base salaries of Messrs. Aguirre, Sims and Zaman remained unchanged for 2012. Effective February 27, 2012, the base salaries were increased for Messrs. Holland (3.4%) and Kocher (2.0%) in a manner consistent with the principles and process described above.

Annual Management Incentive Program (MIP) Awards.

Manager-level employees and above (approximately 465 individuals in 2011) are eligible to participate in the MIP. MIP awards are paid in cash except as described below under “Stock Ownership Guidelines for Executive Officers.” The MIP payment to an individual is equal to the individual’s incentive opportunity target, multiplied by a company achievement factor, which can range from 0% to 150%, multiplied by an individual performance factor, which can range from 0% to 150%, subject to reduction in the Compensation Committee’s discretion. After application of the maximum company achievement factor of 150% and the maximum individual performance factor of 150%, an individual’s maximum annual incentive is 225% of his or her incentive opportunity target.

1. Alignment with Shareholder Interests. We believe that the following attributes of the MIP further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•	The MIP pool is funded solely based on our achievement of our financial results. Thus, there is no incentive pool for executive officers if we do not achieve a threshold level of profitability.

•	MIP payouts require the recipient to meet or exceed one or more individual performance objectives.

•

The individual performance factor acts as a multiplier to achievement based on corporate financial results. Lower-performing executives are not unduly enriched by virtue of strong financial performance in other parts of the business.

•

The maximum MIP payout for any executive is capped at 225% of his or her target award. The maximum MIP payout can be realized only if both the company’s financial results and the executive’s individual performance factor are achieved at the maximum level possible. Even when we have reached the maximum achievement level for our financial goals, none of the Named Executive Officers has achieved the maximum MIP payout under this formula since 2005.

•	MIP awards are calculated on a self-funding basis, meaning they are payable only after taking into consideration the impact on net income of the accrual for the awards themselves.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. MIP Award Methodology. Based on our business plan and no later than March 31 of each year, the Committee approves the financial performance goals to be used to determine the company achievement factor for the coming year. The company achievement factor applies to all MIP-eligible employees and is expressed in terms of minimum (threshold), target and maximum performance as follows, with achievement between the levels determined by interpolation:

Performance Goals	Company Achievement Factor
Threshold	At or below threshold, 0% achievement factor
Target	At target, 100% achievement factor
Maximum	At or above maximum, 150% achievement factor

The individual performance factor for all executive officers is fixed at the maximum 150% at the beginning of the year. The Committee (and in the case of Mr. Aguirre, the independent members of the Board) then exercises its negative discretion to reduce this individual performance factor based on the individual’s actual performance during the year against personal objectives and objectives applicable to his or her business or functional unit set at the beginning of the year.

The Committee approves a cash incentive opportunity target for each executive officer, which is expressed as a percentage of the executive’s base salary. The annual incentive target percentage is determined principally according to published survey and Peer Group market data, as well as the responsibilities of the executive officer’s position and his or her potential impact on financial results. Typically, those with greater responsibilities or with greater potential to impact financial results receive higher MIP targets. The percentage assigned to any given position tends to remain constant from year to year. For 2011, the target percentages were 130% for Mr. Aguirre, 70% for Messrs. Kocher, Sims, Viviani and Zaman, and 65% for Mr. Holland. The incentive opportunity targets for other MIP-eligible employees, including the other executive officers, range from 10% to 70% of their base salaries.

In determining the performance goals for 2011, the Committee considered the volatile nature of the industry in which we operate, as well as our performance and the incentive payment percentages achieved in recent years (150% for each of 2005 and 2009, 0% for each of 2006, 2007 and 2010 and 92.75% for 2008). The Committee noted that the incentive payment percentage based on our financial achievement has been highly volatile which could have a negative effect on our ability to attract and retain talented employees in the future.

After careful consideration of our operating results in 2010, our declining revenue for the two years prior, the improving but still uncertain economic environment and the long-term growth plans for our business, the Committee concurred with management’s recommendation to structure the 2011 MIP similarly to the 2010 MIP, but to add a target for total revenue. The relative weighting was 80% for net income and 20% for total revenue. Further, we were required to achieve at least the threshold level of net income before any award would be paid based on total revenue achievement. This decision reflects the significant focus that the Committee believed management should continue to place on achieving net income while increasing top line growth in 2011.

For 2011, the MIP payment was structured to equal the individual’s incentive opportunity target, multiplied by the company’s weighted achievement factors, multiplied by the individual’s maximum performance factor of 150%, reduced in the Committee’s discretion to reflect the company’s and the individual’s performance for 2011.

When the Committee established the terms of the MIP for 2011, it also determined that certain factors affecting our financial performance might be outside of management’s control and not be directly reflective of current operational performance, and, therefore, management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of certain factors affecting net income and revenue, such as certain gains or losses on asset sales, the impact of certain currency exchange rates to the extent they exceed specified parameters; certain weather-related impacts; certain effects of impairment charges; the impact of unbudgeted governmental investigations or proceedings, including fees and penalties to the extent they arose under prior management; certain items classified in our consolidated financial statements as items of “Other Income and Expense”; the impact of new accounting standards; losses on debt extinguishment; and other unpredictable and uncontrollable events. The Committee retained the discretion to reduce payments to executive officers under the MIP if the Committee determined that the effect of the adjustments described above did not appropriately reflect management’s performance.

In summary, for 2011, the payments were to be calculated as follows:

Salary x Target % = Target Award Opportunity

Target Award Opportunity x Company Achievement Factors = Preliminary MIP Award

Preliminary MIP Award x Individual Performance Factor = Anticipated Final MIP Award

The Committee determined at the beginning of the year that on an aggregate basis, the weighted average individual performance factor for all employees could not exceed 100%.

3. Calculation of 2011 MIP Awards. Annual incentive payments are determined as soon as practicable after the end of each year.

For 2011, the performance objectives were set in early 2011 at the levels shown in the table below. Consistent with the MIP methodology described above, the Committee made certain adjustments to net income and total revenues for purposes of determining the company achievement factor. In the calculation of net income, the adjustments had the effect of reducing the final achievement to 0% because the negative adjustments exceeded the positive adjustments. In the calculation of total revenue, the adjustments had no effect on the final achievement of 0%, both because the negative adjustments exceeded the positive adjustments and because the threshold achievement level was not reached on an unadjusted basis. Nonetheless, the Committee applied the exclusions to maintain a consistent process for each year. For 2011, unadjusted and adjusted net income was achieved at the levels shown in the table below.

	Performance
($ in millions)	Objectives	Performance Achievement
		Unadjusted	Adjusted
Net Income
Threshold	$39.0
Target	65.0	$56.8	$35.4
Maximum	100.0
Total Revenue
Threshold	$3,140.0
Target	3,263.0	$3,139.3	$3,132.3
Maximum	3,386.0

The determination of individual performance factors of executive officers, including the Named Executive Officers, is made by the Compensation Committee with input, in the case of all executive officers other than the CEO, from the CEO. The independent members of the Board of Directors approve the individual performance factor and MIP award of the CEO. For 2011, after the exercise of Committee discretion, the final individual performance factors for the Named Executive Officers ranged from 87% to 107%. Each of the current Named Executive Officers met, and in some cases exceeded, their individual objectives for 2011 with the exception of those directly related to the achievement of our short term financial plan.

Executive Officer	Objective/Basis for Evaluation

Fernando Aguirre	Overall 2011 company financial performance
Sustainable long term growth
Organizational development

Kevin R. Holland	Support leadership structure and top initiatives
Efficient IT infrastructure
Organizational development

Brian W. Kocher	Improvements in European banana business
Sustainable long term growth
Organizational development

Michael B. Sims	Improved forecasting
Refinance portions of existing corporate debt
Establish new sourcing and shipping strategy
Restructure certain grower advances

Waheed Zaman	Supply Chain Cost and Quality
Sustainable long term growth
Organizational development

The MIP methodology described above led to the Final MIP Award, shown below and in column (g) of the Summary Compensation Table on page 48 for each of the Named Executive Officers.

	Target Award	Target Award	Target Award
Executive Officer	Target Award Opportunity	Final MIP Award
Fernando Aguirre	$1,339,000	$0
Kevin R. Holland	$289,250	$0
Brian W. Kocher	$343,000	$0
Michael B. Sims	$322,000	$0
Tanios Viviani	$332,500	$0
Waheed Zaman	$308,000	$0

4. 2012 MIP Program. After careful consideration of our operating results in 2011, the Committee concurred with management’s recommendation to structure the 2012 MIP similarly to the 2011 MIP. The relative weighting was changed to 70% for net income and 30% for total revenue. This decision reflects the significant focus that the Committee believes management should continue to place on achieving net income while increasing top line growth in 2012.

Consistent with the program’s approach in 2011, for 2012 the MIP payment will equal the individual’s incentive opportunity target, multiplied by the company’s weighted achievement factors, multiplied by the individual’s maximum performance factor of 150%, reduced in the Committee’s discretion to reflect the company’s and the individual’s performance for 2012.

Equity-Based Compensation.

We provide equity compensation to our executive officers and other key employees through awards under the Stock Plan. In 2011, these awards took the form of (1) grants of RSUs to director level executives and above (approximately 120 individuals) on a discretionary basis upon hire and annually thereafter, and (2) an LTIP opportunity for executive officers (ten individuals). Award agreements for the RSUs contain unlimited confidentiality, two-year non-competition and one-year non-solicitation provisions.

Each executive officer’s total target equity compensation opportunity is based upon comparisons to published market surveys and Peer Group data at the 50th percentile level, adjusted to take into consideration the individual’s responsibilities as well as the Committee’s assessment of his or her performance and potential to contribute to our long-term success. For 2011, each of the Named Executive Officers’ total target equity compensation opportunity ranged between the 25th and 75th percentiles of the relevant published market survey and Peer Group data, except for Mr. Holland, whose opportunity exceeded the 75th percentile of the Peer Group data. Due to the limited size of and availability of data for the Peer Group, Mr. Holland’s compensation is benchmarked against only top Human Resources executives, whereas his compensation is benchmarked against top Administration executives in the survey data. The Committee takes into account that his role as Chief People Officer encompasses more areas, including responsibility for IT and other staff functions, which are not typically included in the responsibilities of an HR executive.

For those executives who are eligible to participate in the LTIP, which includes each of the Named Executive Officers, the target equity compensation is divided between a time-vested RSU grant and a performance-vested LTIP opportunity. In order to place more emphasis on long-term performance, 60% of target equity compensation is allocated typically to the performance-vested LTIP and the remaining 40% is allocated typically to the time-vested RSUs. New executive officers are generally eligible for an RSU award and an LTIP opportunity at commencement of employment, unless the beginning date is close in time to that for the annual grant of RSUs. Promotions may result in additional off-cycle grants under both the annual RSU award program and the LTIP.

In considering equity incentive awards to executive officers, the Committee takes into account the dilutive effect of the awards on our shareholders, including both the annual rate of share usage and the dollar magnitude of the share value transfer from the shareholders to executives due to the grants. For each of these considerations, data are compared to that of companies in the Peer Group. Although the share value transfer of our equity awards is higher, as a percentage of total market capitalization, than the average for our peers, the Committee has concluded that this is due to our lower market capitalization rather than the dollar magnitude of the grants to executive officers.

We have not granted any stock options since early 2004 because we believe that RSU and LTIP awards are generally more efficient and less dilutive forms of equity compensation, particularly due to the underlying volatility of the stock of companies with industry dynamics such as Chiquita’s. However, while the Committee has no current intention to issue stock options, it could consider grants of stock options if deemed appropriate in the future.

1. Alignment with Shareholder Interests. We believe that the following attributes of the equity-based compensation program further our long-term business plan and help to ensure that the interests of our executives remain aligned with the interests of our shareholders:

•

The target RSU and LTIP award for each Named Executive Officer is adjusted upward or downward from the competitive market data at the beginning of each year or performance cycle, as applicable, based on the Committee’s assessment of each Named Executive Officer’s performance and potential.

•

The LTIP performance objectives (cumulative EPS, cumulative free cash flow and relative TSR measured over a three-year period) are designed to provide focus on steadily improving shareholder value through earnings, cash flow and, in the case of TSR, outperformance of our peers.

•

To mitigate the effect of any short term price volatility, the calculation of relative TSR for the LTIP for each year in a cycle and for the full cycle is based on Chiquita’s and each Peer Group company’s stock price averaged over the last twenty trading days of the preceding calendar year.

•	The maximum payout of the LTIP for any executive is capped at 200% of his or her target award, regardless of actual performance results.

•

The portion of each LTIP award that is based on cumulative EPS performance against target is calculated on a self-funding basis, meaning that awards are payable only after giving effect to the impact on EPS of the awards themselves.

•

The shares acquired upon vesting, net of a limited number of shares permitted to be used to pay all or a portion of the executive’s withholding and employment taxes, are subject to our Stock Ownership Guidelines.

•

LTIP awards are payable in a combination of shares and cash in substantially equal portions with all required taxes withheld from the cash portion of the payment in order to minimize the dilutive effect of the awards on our shareholders.

•

The four-year vesting schedule for RSUs and the three-year performance period for LTIP provide proper incentives for long-term decision-making and growth and assist in the retention of valuable executives.

•	Amounts paid or payable are subject to recovery pursuant to our recoupment policy.

2. Annual RSU Grants. When granting RSUs to executive officers, the Committee determines a dollar value to be awarded to each recipient based on competitive market data, CEO recommendations (for Named Executive Officers other than the CEO), the performance of the executive and an assessment of the executive’s potential. The dollar values then are converted into RSUs based on the fair market value of the common stock on the grant date. These awards generally vest in four equal annual installments beginning on the first anniversary of the grant date. We and the Committee believe that RSU awards provide a valuable retention tool for key executives when our performance may be adversely affected by circumstances beyond their control.

The 2011 grants to the Named Executive Officers were made effective on August 23, 2011 and are reflected in column (i) of the Grants of Plan-Based Awards Table on page 51.

In February 2012, the Committee determined that it would grant RSUs annually in February, at the same time as other compensation actions rather than the August date previously used, to enable the Committee to see the effect on target total direct compensation of all compensation actions for the full year.

3. LTIP Awards and Methodology. Eligibility to participate in the LTIP is limited to executive officers (including the Named Executive Officers) and other senior executives if determined by the Committee who have the most influence on the development and execution of our strategy, as well as on our results.

Each LTIP award is granted for a three-year performance cycle. A new cycle is established effective January 1 of each year so that, at any time, three overlapping performance cycles exist. The goal or goals for each cycle are set within the first 90 days of the cycle.

For the 2009-2011 and 2010-2012 performance cycles, half of each LTIP award opportunity was or is based on cumulative EPS and the other half on relative TSR as measured against the Peer Group. These factors were selected, respectively, to tie performance to our strategic plan to achieve profitable growth and to align most directly the interests of executives and shareholders.

The 2011-2013 performance cycle also includes a free cash flow (FCF) target. The FCF target was added because it aligns with our strategy and with shareholder interests to generate cash flow to support investment and/or debt reduction and enhances the line of sight for actions which are controllable by management. The relative weighting of the metrics is 40% for cumulative EPS, 40% for cumulative FCF and 20% for relative TSR. Individual target award opportunities for the 2011-2013 performance cycle were established in the same manner as those for previous performance cycles relative to the median of the published market survey and Peer Group data for target total equity compensation with the resulting equity awards adjusted up or down based on the Committee’s assessment of each participant’s individual performance and potential.

For the 2009-2011 performance cycle, results were measured annually, with awards earned for each year banked, subject to (1) an executive’s continued employment until such time as any earned award is paid, and (2) forfeiture at the end of the performance cycle. Banked shares could be forfeited for either the EPS or relative TSR portion of the awards if the respective performance was below the threshold level for the full performance cycle.

For the 2010-2012 and 2011-2013 performance cycles, achievement of results will be measured solely by the full three-year performance. In early 2010, the Committee determined to discontinue annual measurement and banking of awards because (1) this better focuses the award on achievement of our longer-term (full three year) performance goals and (2) the banking feature was not fully aligned with the

Committee’s intent for this program to be straightforward and easily communicated to both participants and investors.

The threshold, target and maximum EPS performance objectives were set at levels intended to result in an approximate probability of payout at 80% for threshold, 50% for target and 10% for maximum as determined qualitatively by the Committee. The relative TSR performance objectives at the threshold, target and maximum levels are the 25th, 50th and 75th percentile, respectively, with amounts interpolated for performance between these levels.

Consistent with the MIP, when the Committee established the terms of each performance cycle, it determined that certain factors affecting our financial performance might be outside of management’s control and not be directly reflective of operational performance, and that management should not be unduly rewarded or penalized for these factors. Accordingly, the Committee provided for the exclusion of the same factors as those described above under “MIP Award Methodology,” as well as (i) the exclusion of shares issued as a result of the exercise of any of our warrants outstanding at the beginning of a performance cycle and earnings resulting from receipt of proceeds of warrant exercises (these warrants expired in March 2009) and (ii) the exclusion of shares issued upon conversion of the company’s 4.25% Convertible Senior Notes due 2016 and the effects of any share purchases. The Committee also retains negative discretion to reduce awards consistent with the terms of the LTIP. When establishing cumulative EPS goals, the Committee reviewed our most recent performance and then-current business plan and included earnings growth targets with consideration of estimates by the Institutional Brokers Estimate System (IBES), and considered its own assessment of a reasonable level of improved profitability.

For each LTIP participant for the 2011-2013 performance cycle, the target LTIP award opportunity is a number of shares calculated by dividing the target amount, denominated in dollars, by the average fair market value of a share of common stock over the last 20 trading days immediately preceding the beginning of the LTIP performance period. This approach was recommended by the Committee’s consultant to minimize the potential volatility inherent in using only a year-end stock price and, since the award is payable in shares, so that the ultimate value realized by executives would reflect changes in stock price during the three-year performance cycle. The 20-day average price in December 2010 was $13.5055. The threshold, target and maximum opportunities for the 2011-2013 performance cycle for the Named Executive Officers are reported in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table on page 51. Achievement is based on the pre-set cumulative EPS and FCF, and relative TSR for the performance cycle, as described above. The participant will receive none of the target number of shares if the threshold level is not achieved, 100% if the target level is achieved and 200% if the maximum level is achieved, subject to the adjustments described above, with amounts interpolated for performance between these levels.

4. LTIP Program for 2012-2014 Performance Cycle. The Committee has decided that the overall design of the LTIP for the 2012-2014 performance cycle will continue as that used in the 2011-2013 performance cycle. Individual target award opportunities for the 2012-2014 performance cycle were established in the same manner as those for the 2011-2013 performance cycle relative to the median of the published market survey and Peer Group data for target total equity compensation, with the resulting equity awards adjusted up or down based on the Committee’s assessment of each participant’s individual performance and potential.

5. Status of Prior LTIP Performance Cycles. LTIP awards are determined as soon as practicable after the end of each performance cycle.

For the 2009-2011 performance cycle, the threshold (minimum), target and maximum performance objectives for cumulative EPS were set in early 2009 at $1.77, $3.54 and $7.07, respectively.

Consistent with the methodology described above, the Committee included certain adjustments to EPS for purposes of determining the company achievement factor. For the 2009-2011 performance cycle, adjusted cumulative EPS equaled $3.89 which resulted in an achievement factor of 110%. Unadjusted cumulative EPS was $4.64.

No award for the portion of the LTIP based on relative TSR was earned as the actual result for the performance cycle was below the threshold level of the 25th percentile of the Peer Group.

Overall, LTIP awards for the 2009-2011 performance cycle were earned at 55% of target. The LTIP awards to the Named Executive Officers are shown below:

Executive Officer	Target Award Shares	EPS Achievement (50%)	TSR Achievement (50%)	Final Total Shares Awarded	Final Award as % of Target
Fernando Aguirre	165,374	110%	0%	90,956	55%
Kevin R. Holland	29,925	110%	0%	16,459	55%
Brian W. Kocher	34,650	110%	0%	19,057	55%
Michael B. Sims	22,444	110%	0%	12,344	55%
Waheed Zaman	29,925	110%	0%	16,459	55%

Consistent with the methodology described above, each of these awards was paid in a combination of shares and cash in substantially equal portions.

Results for the 2010-2012 and 2011-2013 performance cycles will be disclosed after the end of each completed performance cycles.

6. Performance Award Opportunity for Mr. Aguirre. In February 2012, the independent members of the Board approved an award opportunity of 68,360 shares which had a value of $700,000 on the grant date and payable upon the first annual anniversary of the grant date contingent upon (i) his successful completion by December 31, 2012 of certain key strategic growth initiatives as specified by the Board and (ii) our net income being at least at the threshold level in the MIP for 2012. The intent of this award is to motivate the achievement of specific financial and strategic objectives the Board believes will contribute to long-term shareholder value creation.

All Other Compensation.

Deferred Compensation Plans. The Committee believes that maintaining deferred compensation plans furthers our philosophy of providing benefit programs that are market competitive with those generally offered by similarly sized companies and that encourage retention through long-term savings on a tax-efficient basis. Thus, executive officers who participate in our 401(k) Plan and Capital Accumulation Plan (CAP) are eligible for company contributions. As discussed under “Establishing Executive Compensation,” periodically the Committee reviews the extent to which wealth has been accumulated under these plans. However, the primary focus of the Committee with respect to this element of our compensation is on establishing a program that is competitive so as to enable the company to attract and retain qualified employees. We do not have any defined benefit or supplemental retirement plans.

We provide matching contributions in our 401(k) Plan to substantially all non-union U.S. employees, including the Named Executive Officers. During 2011, the matching contribution was comprised of two components, the first equal to 100% (basic match) and the second equal to 50%

(discretionary match) of employee contributions of up to 6% of eligible compensation, subject to annual legal maximums. The basic match vests immediately in order to qualify as a safe harbor match under the terms of the Internal Revenue Code. The discretionary match vests at 20% per year of employment and will be fully vested after five years. For 2011, the maximum annual company match was $22,050 per eligible employee.

Further information on the contributions to and terms of the CAP is included under “Deferred Compensation” beginning on page 57.

Perquisites and Other Personal Benefits. The Named Executive Officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental and life insurance coverage. Otherwise, we provide very limited perquisites to our executive officers, including the Named Executive Officers. Based on discussions with the Committee’s independent compensation consultant and comparisons to published survey data, we believe that we offer fewer types and lower levels of perquisites to our executive officers than other similarly sized companies, including those in our Peer Group.

Perquisites currently include eligibility for an executive health program that includes a comprehensive annual health exam, with counseling available for certain health and well-being related needs. We reimburse spousal travel expenses to allow spouses to accompany executive officers on up to two business trips per year; for Mr. Aguirre a third business trip is permitted per year in his role as Chairman of the Board We own one corporate aircraft in connection with our Fresh Express operations in North America. In connection with the business use of this aircraft or any aircraft chartered for a particular business need, on rare occasions there may be personal use for a particular segment of a flight or to accommodate an accompanying family member. To the extent any of these perquisites constituted taxable compensation in 2011 we reimbursed the executive for the taxes incurred as a result, since each of the perquisites was related to a business need. For 2011, the treatment of perquisites was clarified, namely to limit spousal travel expenses related to an executive’s service as an executive officer to $15,000 annually with no change in the frequency, and to limit the reimbursement of taxes for personal benefits only to those related to the executive physical program, spousal travel and relocation expenses unless specifically approved in advance by the Committee (or the independent members of the Board, in the case of the CEO). In February 2012, the independent members of the Board approved an allowance of up to $10,000 annually beginning in 2011 for Mr. Aguirre for personal security services for his travel to certain locations outside the United States.

Beginning in 2010, the Committee approved the addition of a financial planning reimbursement program for executive officers. This program reimburses each executive officer for actual expenses, up to a maximum of $10,000 annually, for comprehensive financial planning and income tax preparation services. Any reimbursement under this program is considered taxable income to the executive officer, and he or she is fully responsible for any income tax liability. The Committee considered the benefit to us of knowing that executive officers are receiving expert advice and management of their personal tax compliance, as well as enabling them to remain focused on running the business instead of their personal affairs. Further, the executive officers receive expert advice and counsel on the proper utilization of our compensation and benefit programs, which can help to ensure the maximum value is received from our existing investment in these programs.

For 2011, our incremental costs for personal benefits provided to the Named Executive Officers only exceeded $10,000 for Messrs. Aguirre and Viviani. The incremental costs of personal benefits for the Named Executive Officers are included in column (i) of the Summary Compensation Table along with other reportable amounts. We calculate the value of the above personal benefits on a dollar cost basis per person.

Employment and Severance Agreements

We have change-in-control severance arrangements with each of the Named Executive Officers other than Mr. Aguirre and we have an employment agreement with Mr. Aguirre that, among other things, covers change-in-control and termination of employment scenarios. We also have an employment agreement with Mr. Kocher entered into in August 2010 in connection with his move to Europe. As a result of Mr. Kocher’s appointment as Senior Vice President and Chief Financial Officer in February 2012, this agreement will be terminated upon his relocation to the United States expected to be in June 2012. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during times of potential uncertainty, as well as to help secure covenants for non-competition and non-solicitation. Please see “Employment Agreements and Other Arrangements” beginning on page 58 for a description of these agreements.

Relocation Benefits

In conjunction with the relocation and consolidation of the company’s headquarters and other staff, each current executive officer was offered a package of relocation benefits. The executive officers who accepted the relocation offer and complete the relocation will be eligible for the benefits outlined below. Eligible executive officers who declined the relocation offer are eligible, assuming continued satisfactory employment during the transition, for benefits under the Executive Officer Severance Pay Plan described in “Employment Agreements and Other Arrangements” beginning on page 58.

The Group Move Relocation Benefits that were approved for executive officers who move to Charlotte, North Carolina are summarized below:

Home Sale Assistance

One of the following payments:

a.	If the sale price is less than the original purchase price of the executive’s home, the company will contribute 100% of the difference between the original purchase price and the sale price, up to a maximum of $125,000.

b.	If the primary residence is sold prior to September 30, 2012 at or above its original purchase price, the company will pay an incentive (for selling quickly) of 2.5% of the contracted sales price.

New Home Purchase

Professional assistance for purchasing a home in Charlotte and up to 2% of the new mortgage amount will be covered to help defray certain closing costs.

Movement of Household Goods

Professional packing and moving of household goods.

Shipment of Vehicles

Shipment of two vehicles or reimbursement for mileage if driven to Charlotte.

Final Move Expenses

In connection with the final move, reimbursement for lodging and meals for one night at the location of the prior primary residence and for one night of lodging upon arrival in Charlotte; reasonable expenses for actual travel days, by the most direct route.

Lump Sum Payment

Additional payment to cover the following elements:

a.	Home search trip 5 days and 4 nights

b.	Temporary housing for 90 days

c.	Miscellaneous expense allowance of $35,000 ($75,000 in the case of the CEO)

All relocation payments are subject to gross-up for tax purposes to the extent they are included in the executive officer’s income. This gross-up is consistent with the company’s standard relocation policy and is offered to all employees relocating to Charlotte. We believe it is consistent with current relocation packages for other companies.

All relocation benefits are subject to a repayment obligation for any executive officer who leaves the company voluntarily or as a result of a violation of the Chiquita Code of Conduct within twelve months after the first day of his assignment in Charlotte.

As discussed above in “Establishing Executive Compensation” beginning on page 33, a third component was added to the total equity award opportunity in 2012 for eligible executive officers, other than Mr. Aguirre, who accepted the relocation offer. This component is intended to provide an additional retention incentive in order to stabilize the leadership of the company after the relocation. Subject to achievement of a financial performance requirement, the award will be payable to any eligible executive officer who remains employed by the company through February 24, 2015. The amount of the award opportunity for eligible officers who are Named Executive Officers is shown below:

Executive Officer	Target Award Opportunity
Kevin R. Holland	$150,000
Brian W. Kocher	$150,000
Michael B. Sims	$0
Waheed Zaman	$0

Mr. Sims did not receive this award due to his resignation and Mr. Zaman did not receive this award due to his election not to accept the offer to relocate.

Timing of Equity Awards and Equity Guidelines

We have not timed, and do not intend to time, our public release of material information for the purpose of affecting the value of executive compensation. Our Equity Guidelines include formal practices for pricing LTIP awards and grants of RSUs. Annual grants of RSUs for all eligible employees are approved during, or pre-approved with an effective grant date during, a trading “window period,” which we define as a period beginning on the third day following release of our financial results for the prior fiscal quarter and ending 15 days before the end of the current quarter. Grants of RSUs to newly appointed or newly promoted executive officers are effective on the date approved by the Compensation Committee (or, if later, the first day of employment); grants of RSUs to other new hires or in connection with promotions in any month are effective on the last trading day of the month in which employment commences or the promotion becomes effective. If we are in possession of material non-public information at the time of any proposed grant, action may be deferred until the information has been made public. In addition, the Board has adopted guidelines to permit corporate insiders (directors, officers, and other key employees and insiders) to develop prearranged trading plans under Rule 10b5-1 of the Securities Act of 1934 that enable them to buy or sell company securities at specified times in the future; these plans minimize the risks of insider trading violations.

Stock Ownership Guidelines for Executive Officers

The Committee established a stock ownership guideline for Mr. Aguirre in his January 2004 employment agreement that requires him to own five times his annual base salary in Chiquita common stock. Ownership guidelines were established for other executive officers, and the guideline for the CEO was reaffirmed, in March 2006. Each executive officer other than Mr. Aguirre is required to own three times his or her annual salary in Chiquita common stock by the later of March 2011 or five years from the date of hire (or, if applicable, promotion) before any shares may be sold. Progress toward the goal is expected to be approximately 20% per year, and is reviewed annually. If a person’s guideline amount is not met by the end of five years, 50% of the person’s future awards under the MIP will be made in shares until such time as the guideline is met. In addition, until the full guideline is satisfied, a person subject to the guideline may not, without Board approval, sell stock, including shares received upon the vesting of RSUs or the exercise of stock options, other than to pay (1) the exercise price of options or (2) withholding and any additional taxes resulting from the vesting or exercise of the awards. Shares held in our 401(k) Plan and Employee Stock Purchase Plan; unvested RSUs; the value of exercisable “in-the-money” employee stock options (fair market value less exercise price); and any other shares of common stock beneficially owned by the participant count toward the ownership guidelines.

Since they are performance-based, LTIP shares are not counted towards meeting the ownership guideline until the awards vest and the shares are issued. For purposes of measuring compliance with these guidelines, the value of the shares owned (as defined above) is the greater of the acquisition price or the closing price on the last trading day of the year prior to the measurement date.

As of December 31, 2011, Messrs. Aguirre, Holland, Kocher and Sims had met their respective stock ownership guidelines. Mr. Zaman met the guideline on February 24, 2012 after payment of the 2009-2011 LTIP performance cycle shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our chief executive officer or any of our other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. To the extent practicable, the Committee grants performance-based compensation intended to be deductible. However, the Committee believes that we must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Committee authorizes compensation that is not deductible when it believes this is in our best interests.

Compensation Tables

The table below summarizes, for the years indicated, the compensation of our principal executive officer, principal financial officer and the other executive officers required to be included under SEC rules (collectively referred to as the Named Executive Officers). Michael B. Sims, who resigned from the Company in February 2012, served as the Company’s Senior Vice President and Chief Financial Officer throughout 2011. Tanios Viviani separated from the Company in October 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(e)	(g)	(i)	(j)
Fernando Aguirre Chairman of the Board, President and Chief Executive Officer	2011 2010 2009	1,024,239 998,269 931,731	4,814,879 4,471,113 4,423,042	-0- -0- 2,223,000	115,423 129,039 76,221	5,954,541 5,598,421 7,653,994
Brian W. Kocher(5) (6) Current Senior Vice President and Chief Financial Officer, Former President, Europe and Middle East	2011 2010	476,544 416,539	1,180,303 1,041,169	-0- -0-	36,118 77,201	1,692,965 1,534,909
Kevin R. Holland Senior Vice President and Chief People Officer	2011 2010 2009	438,278 408,615 362,885	973,891 878,576 867,034	-0- -0- 432,900	63,288 53,125 83,172	1,475,457 1,340,316 1,745,991
Waheed Zaman(5) (6) Senior Vice President, Special Assignments Former Senior Vice President Product Supply Organization	2011	434,234	953,896	-0-	1,031	1,389,161
Michael B. Sims(6) Former Senior Vice President and Chief Financial Officer	2011 2010 2009	450,392 408,615 309,711	1,004,813 838,573 607,826	-0- -0- 390,813	73,362 99,980 43,931	1,528,567 1,347,168 1,352,281

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(e)	(g)	(i)	(j)
Tanios Viviani(6) Former President, Global Innovation and Emerging Markets and Chief Marketing Officer	2011 2010 2009	389,910 460,000 461,453	545,682 782,936 845,827	-0- -0- 458,850	988,127 114,686 175,960	1,923,719 1,357,622 1,942,090

(1)	Includes amounts deferred under our Capital Accumulation Plan. See “Deferred Compensation.”

(2)	In accordance with SEC regulations for the Summary Compensation Table, the “Stock Awards” column for 2011 includes:

(i)	the aggregate grant date fair market value of time-vested restricted stock unit awards during each year, disregarding the risk of forfeiture; and

(ii)	the aggregate grant date fair value of target 2011-2013 LTIP awards, based on the grant-date expectation of the number of performance shares that ultimately will be issued for each award. LTIP performance shares are earned based in part on our achievement of cumulative earnings per share and cumulative free cash flow targets over a three-year performance period and in part on total shareholder return relative to a group of peer companies over the same period. The aggregate grant date fair value is consistent with our grant date estimate of aggregate compensation expense expected to be recognized for the Named Executive Officers over the three-year performance period, excluding the effect of forfeitures. However, the number of shares ultimately issued under the LTIP award is not determined until the end of the performance period, could range from 0-200% of the original expectation depending on our performance during the period and are expected to be settled partially in cash. See further discussion about the terms of the 2011-2013 LTIP awards in “Compensation Discussion and Analysis” above.

The amounts included in the Stock Awards column and in this footnote are not the same as the expense we record in our Consolidated Income Statements in accordance with FASB ASC Topic 718, where expense is generally recorded over the vesting or performance period and varies based on updated expectations of the number of shares that will ultimately be issued as well as the value of those shares on the reporting date. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Notes 1 and 16 to the Consolidated Financial Statements in our 2011 Annual Report.

Whether, and to what extent, the Named Executive Officers ultimately realize value from their stock awards will depend on many factors, including our actual performance, the price of our common stock when and if shares are actually issued and the Named Executive Officers’ continued employment. For more details on RSU and LTIP awards granted in 2011, see the 2011 Grants of Plan-Based Awards table below. Additional information regarding outstanding awards can be found in the table Outstanding Equity Awards at 2011 Fiscal Year End table below.

If the maximum performance goals were met, the value of the LTIP awards included in the table for each year above based on the grant date fair value would be:

Maximum LTIP Value at Grant Date
	2009-2011	2010-2012	2011-2013
Mr. Aguirre	$4,248,458	$3,953,716	$5,688,053
Mr. Kocher	*	898,584	1,343,892
Mr. Holland	768,773	754,786	1,099,560
Mr. Zaman	*	*	1,099,560
Mr. Sims	576,586	**	**
Mr. Viviani	809,235	**	**

* Mr. Kocher was not a Named Executive Officer in 2009 and Mr. Zaman was not a named executive officer in 2009 or 2010; therefore, no information is presented for these performance cycles.

** Not eligible for payment due to departure from the Company.

Due to changes in the LTIP performance measures, the calculations of grant date fair value are not comparable for all periods.

(3)	No MIP payments were earned for 2011 performance.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

All Other Compensation – 2011

	Employer Contributions to Chiquita 401(k) ($)	Employer Contributions to Chiquita Deferred Compensation Plans(a) ($)	Reimbursement of Taxes(b) ($)	Retirement, Resignation, Termination and Severance Benefits ($)(c)	Perquisites(d) ($)	Total All Other Compensation ($)
Name
Fernando Aguirre	22,050	50,000	18,962	--	24,411(e)	115,423
Brian W. Kocher	22,050	14,027	41	--	--	36,118
Kevin R. Holland	22,050	38,411	2,827	--	--	63,288
Waheed Zaman	--	--	1,031	--	--	1,031
Michael B. Sims	22,050	50,000	1,312	--	--	73,362
Tanios Viviani	22,050	33,090	1,269	911,286	20,432 (f)	988,127

(a)	Amounts reflect our matching contributions on salaries deferred during 2011. See “Deferred Compensation” for further information on these employer contributions.

(b)	Represents reimbursement of taxes resulting from payments by us of certain personal benefits.

(c)

Represents amounts payable to Mr. Viviani in accordance with company policies and a separation agreement between him and us as follows: $807,500 cash benefit equal to the sum of his annual base salary and annual bonus target, $58,463 for unused vacation, $10,000 in legal fees in connection with the negotiation of the separation agreement, $16,823 in COBRA premiums paid by us, $18,500 in outplacement services paid by us, and accelerated vesting of 13,737 shares of stock which will vest and be valued on April 16, 2012.

(d)	Except for Messrs. Aguirre and Viviani, perquisites paid to each of the Named Executive Officers were less than $10,000. We calculate the value of personal benefits on a dollar cost basis per person.

(e)	Includes $20,513 related to spousal travel and $3,898 for security services during certain international travel.

(f)

Includes a mortgage subsidy of $9,770 paid to Mr. Viviani in connection with his 2006 relocation to California (due to differences in market housing prices), $9,860 in financial planning and/or tax preparation services and $802 related to spousal travel.

(5)	Mr. Zaman was not a Named Executive Officer in 2009 or 2010 and Mr. Kocher was not a Named Executive Officer in 2009, therefore, no information is presented for those years.

(6)

Mr. Kocher was President, Europe and Middle East through 2011 until he became Senior Vice President and Chief Financial Officer upon Mr. Sims’ resignation from the same position on February 27, 2012. Mr. Zaman ceased being an executive officer on February 18, 2012. Mr. Viviani ceased being an executive officer on June 20, 2011; his employment with us ended on October 15, 2011.

Equity Compensation

The following table provides information on each cash or equity award and award opportunity granted to the Named Executive Officers during 2011.

2011 Grants of Plan-Based Awards

Name	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Fernando Aguirre			562,380	1,339,000	3,012,750
	2/17/2011					9,877	170,301	340,602		3,164,874
	8/23/2011								170,985	1,650,005
Brian W. Kocher			144,060	343,000	771,750
	2/14/2011					2,362	40,724	81,448		750,299
	8/23/2011								44,560	430,004
Kevin R. Holland			121,485	289,250	650,813
	2/14/2011					1,933	33,320	66,640		613,888
	8/23/2011								37,306	360,003
Waheed Zaman			129,360	308,000	693,000
	2/14/2011					1,933	33,320	66,640		613,888
	8/23/2011								35,234	340,008
Michael B. Sims			135,240	322,000	724,500
	2/14/2011	(6)				2,061	35,541	71,082		654,807
	8/23/2011	(6)							36,270	350,006
Tanios Viviani			139,650	332,500	748,125
	2/14/2011	(7)				1,718	29,618	59,236		545,682

(1)

The Compensation Committee typically makes decisions on RSU and LTIP awards on a dollar basis at its regularly scheduled meetings, with the RSU grants valued and effective using the closing price of the common stock on the grant date or other future date designated by the Committee, and LTIP opportunities valued on the first business day of the first fiscal year of the performance period using the average closing price of the common stock over the last 20 trading days immediately preceding that date. The values listed in column (j) are calculated as described in footnote 5 below.

(2)

These columns reflect the MIP potential payout values for each Named Executive Officer under the following assumptions: the threshold amounts assume achievement of a 100% individual performance factor (although the actual range may be between 0% and 150%) and the minimum level of financial performance which yields a Company Achievement Factor of 40%; the target amounts assume achievement of a 100% individual performance factor and the target level of financial performance which yields a Company Achievement Factor of 100%; and the maximum amounts assume achievement of a 150% individual performance factor and the level of performance sufficient to yield the maximum Company Achievement Factor of 150% resulting in a total multiplier of 225%. MIP awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. See “Compensation Discussion and Analysis – Elements of Executive

Compensation – Annual Management Incentive Program Awards” for further information on this program. Based on 2011 performance, no payments were earned for this award.

(3)

These columns reflect the 2011-2013 LTIP opportunities approved in the first quarter of 2011. For illustration purposes, the threshold amounts shown assume achievement of the minimum level of performance under all performance goals of the LTIP which would yield a payment of 5.8% of the target shares; the target amounts shown assume achievement of the target level of performance under all performance goals of the LTIP which would yield a payment of 100% of the target shares; the maximum amounts shown assume achievement of the level of performance under all performance goals of the LTIP which would yield the maximum payment of 200% of the target shares. The awards are subject to negative discretion adjustments in accordance with Section 162(m) of the Internal Revenue Code. To the extent earned, awards would be made in early 2014. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards and Methodology” for further information on this program.

(4)

This column reflects RSU awards granted in 2011. Each award vests in four annual installments beginning on the first anniversary of the grant date. Unvested RSUs do not confer dividend or voting rights.

(5)

The Grant Date Fair Values of the 2011-2013 LTIP opportunities represent the probable outcome measured at the grant date in accordance with ASC Topic 718. The calculation is measured for the portion of the LTIP performance criteria based on cumulative EPS and cumulative free cash flow (performance-based awards) and for LTIP opportunities based on relative TSR (market-based award). 80% of the maximum shares were multiplied by $16.50, the closing share price on the grant date, which represents the grant date fair value for the LTIP opportunity based on cumulative EPS. The remaining 20% of the shares were multiplied by $26.12, which represents the estimated grant date fair value of the LTIP opportunity based on relative TSR using a Monte Carlo simulation (a calculation based on a probability weighting of a series of statistically possible potential outcomes). The Grant Date Fair Values of the RSU awards were determined by multiplying the number of shares by $9.65, the closing price of our common stock on the grant date.

(6)	These awards terminated with no potential payout on February 27, 2012.

(7)	This award terminated with no potential payout on October 15, 2011.

All awards are subject to the grantee being an employee of ours on the vesting date, except under certain circumstances such as a change in control, death, disability or retirement, as defined. See “Employment Agreements and Other Arrangements.”

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table reports, on an award-by-award basis, each outstanding equity award held by the Named Executive Officers on December 31, 2011. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were made during 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Fernando Aguirre	325,000			23.16	1/11/2014
						20,370	(2)	169,886
						47,490	(3)	396,067
						83,278	(4)	694,539
						170,985	(5)	1,426,015
									22,325	(6)	186,191
									15,952	(7)	133,040
									9,877	(8)	82,374
Brian W. Kocher						4,775	(2)	39,824
						11,195	(3)	93,366
						20,189	(4)	168,376
						44,560	(5)	371,630
									4,678	(6)	39,015
									3,626	(7)	30,241
									2,362	(8)	19,699

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Kevin R. Holland						4,615	(2)	38,489
						10,855	3)	90,531
						17,161	(4)	143,123
						37,306	(5)	311,132
									4,040	(6)	33,694
									3,045	(7)	25,395
									1,933	8)	16,121
Waheed Zaman						4,615	(2)	38,489
						10,177	(3)	84,876
						16,152	(4)	134,708
						35,234	(5)	293,852
									4,040	(6)	33,694
									3,045	(7)	25,395
									1,933	(8)	16,121
Michael B. Sims	8,750			16.97	5/9/2012
	8,750			16.92	5/30/2012
						2,626	(2)	21,901
						6,446	(3)	53,760
						15,142	(4)	126,284
						36,270	(5)	302,492
									3,030	(6)	25,270
									3,045	(7)	25,395
									2,061	(8)	17,189
Tanios Viviani						4,615	(9)	38,489
						4,579	(9)	38,189
						4,543	(9)	37,889

(1)	Represents RSU awards; market value is based on the $8.34 per share closing price of our common stock on December 31, 2011. Future vesting is generally conditioned upon employment on the vesting date.

(2)	Award vests in one remaining installment on August 5, 2012.

(3)	Award vests in two remaining equal installments on August 11, 2012 and 2013.

(4)	Award vests in three remaining equal installments on August 3, 2012, 2013 and 2014.

(5)	Award vests in four equal installments on August 23, 2012, 2013, 2014 and 2015.

(6)

Threshold (minimum) 2009-2011 LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Executive Compensation – LTIP Awards and Methodology” for a description of the LTIP payout for this period.

(7)	Threshold (minimum) 2010-2012 LTIP award opportunity.

(8)

Threshold (minimum) 2011-2013 LTIP award opportunity. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity-Based Compensation – LTIP Awards and Methodology” for a description of LTIP terms and 2011 Grants of Plan-Based Awards Table for threshold, target and maximum award opportunities.

(9)	Awards vest on April 16, 2012.

2011 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and restricted stock units that vested during 2011 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)		(e)
Fernando Aguirre	--	--	20,845 20,369 23,745 27,759 45,478	(2) (3) (4) (5) (6)	186,146 181,895 230,564 315,065 469,333
Brian W. Kocher	--	--	1,706 4,774 5,597 6,729 9,529	(2) (3) (4) (5) (6)	15,235 42,632 54,347 76,374 98,339
Kevin R. Holland	--	--	2,729 4,615 5,428 5,720 8,230	(2) (3) (4) (5) (6)	24,370 41,212 52,706 64,922 84,934
Waheed Zaman	--	--	4,775 4,615 5,088 5,383 8,230	(2) (3) (4) (5) (6)	42,641 41,212 49,404 61,097 84,934
Michael B. Sims	--	--	2,729 2,626 3,223 5,047 6,172	(2) (3) (4) (5) (6)	24,370 23,450 31,295 57,283 63,695
Tanios Viviani	--	--	6,907 4,615 4,580 4,542	(2) (3) (4) (5)	61,680 41,212 44,472 51,552

(1)	Based upon the closing price of our common stock on the respective date of vesting.

(2)	Vesting of the fourth of 4 tranches of a four-year RSU award granted in 2007.

(3)	Vesting of the third of 4 tranches of a four-year RSU award granted in 2008.

(4)	Vesting of the second of 4 tranches of a four-year RSU award granted in 2009.

(5)	Vesting of the first of 4 tranches of a four-year RSU granted in 2010.

(6)

Shares issued in February 2012 upon achievement of certain performance measures under the 2009-2011 Long Term Incentive Program. Under the terms of the Program, one-half of the value of the award was paid in cash to cover estimated taxes.

Deferred Compensation

2011 Nonqualified Deferred Compensation

The following table provides information on deferred compensation under the CAP.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Fernando Aguirre	50,000	50,000	342	--	853,220
Brian W. Kocher	23,827	14,027	(11,119)	--	252,288
Kevin R. Holland	40,000	38,411	(3,470)	--	642,642
Waheed Zaman	--	--	--	--	--
Michael B. Sims	70,000	50,000	(11,151)	--	559,330
Tanios Viviani	46,789	33,090	(25,556)	--	514,556

(1)	These amounts are included in column (c) of the Summary Compensation Table.

(2)

These amounts are included in column (i) of the Summary Compensation Table. Company contributions for 2011 reflected in this column were made in March 2012. See narrative below for further description of the terms of the CAP.

(3)	Represents overall returns from deemed investment funds selected by the participant.

(4)	Includes company contributions for 2011 made in March 2012.

The following amounts were reported previously as compensation to the Named Executive Officer on the Summary Compensation Table(s) in the year(s) noted. Amounts deferred prior to becoming a Named Executive Officer or in those years when the executive was not named as a Named Executive Officer are not included.

Name	Deferrals	Our Match	Total
Mr. Aguirre (2004-2010)	$400,000	$350,000	$750,000
Mr. Kocher (2010)	11,180	11,180	22,360
Mr. Holland (2007-2010)	306,731	122,465	429,196
Mr. Sims (2009-2010)	70,000	53,351	123,351
Mr. Viviani (2006-2010)	224,950	173,138	398,088

The CAP is a voluntary, nonqualified deferred compensation plan that provides retirement, disability, death and employment termination benefits for employees who are “highly compensated employees” as defined in section 414(q) of the Internal Revenue Code and are designated as executive officers by the Board or designated by the Administrative Committee as eligible to participate; this generally includes any employee earning an annualized base salary of at least $140,000. We historically have matched contributions from deferrals of salary and annual incentives and amounts earned in excess of 401(k) limits dollar-for-dollar based on the employee’s age and compensation.

Participants may elect to defer up to 80% of salary and up to 80% of annual MIP payments, as long as the deferrals do not reduce compensation below the amount necessary to satisfy employment or withholding tax obligations. We match contributions based on the participant’s contribution percentage and age. Based on their ages during 2012, Mr. Aguirre was eligible to receive an 11% match on contributions; Mr. Kocher, 1%; Mr. Holland 7%; Mr. Zaman 8%; Mr. Sims, 10%; and Mr. Viviani 7%. We make an additional match on 4% of the participant’s compensation over the IRS limit for 401(k) plans ($245,000 for 2011). The maximum annual match by us for any participant is $50,000. The match vests at 20% per each year of completed service unless the Compensation Committee authorizes a participant to be credited with prior years of service with another employer. Each participant’s account balance is credited or debited, as applicable, with earnings or losses attributable to the various deemed investment funds among which the participant may allocate contributions. The deemed investment funds include mutual funds in each of the major asset classes (cash equivalent, fixed income and equity) covering a broad range of the risk-return spectrum. A participant may change investment allocations daily.

Each year, CAP participants may elect to receive that year’s account balance either in a future year while still employed (beginning no earlier than two years after the current plan year ends) or upon termination of employment or retirement, and may elect to have payment made either in a lump sum or over a period of up to 10 years. Unscheduled withdrawals are not permitted, except for hardship.

The CAP account amounts are unfunded and unsecured obligations and are subject to the same treatment and risks as other general obligations of ours.

Employment Agreements and Other Arrangements

Employment Agreement with Mr. Aguirre. In January 2004, Mr. Aguirre entered into an employment agreement with us in connection with his appointment as President and Chief Executive Officer (the Agreement). The Agreement expired in January 2007 and, in April 2007, Mr. Aguirre entered into a Letter Agreement (the Letter Agreement) with us, approved by the independent members of the Board, that renewed the Agreement in its entirety with certain modifications. As amended by the Letter Agreement, Mr. Aguirre’s employment agreement provides that his employment will continue on an “at will” basis. All elements of his compensation are recommended by the Compensation Committee and approved by the Board from time to time. The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by our Board on a prospective basis under certain circumstances discussed below. Under the terms of the Letter Agreement, the following terms apply to Mr. Aguirre’s employment.

Mr. Aguirre is entitled to participate in our benefit programs, generally on the same terms as other senior executives of ours. For our CAP, Mr. Aguirre was credited with an additional 10 years of age and the 23 years of service with his immediately prior employer.

Mr. Aguirre will be nominated by the Board for election as a director as long as he remains employed by us. He is required to resign from the Board if his employment terminates for any reason.

If we terminate Mr. Aguirre’s employment for Cause, his option to purchase 325,000 shares of common stock at $23.16 per share (the Option), although currently exercisable, will be forfeited. If Mr. Aguirre terminates his employment other than for Good Reason, the Option will remain exercisable for 90 days. Termination for Cause is termination for willful misconduct, willfully engaging in conduct which is demonstrably and materially injurious to us, or conviction of or plea of guilty or nolo contendere to any felony. Good Reason is any material breach by us of our obligations under the Agreement or Letter Agreement with Mr. Aguirre, a substantial adverse alteration in the nature or status of his title or responsibilities, a reduction in his base salary or target incentive or, after a Change in Control, the failure to provide him with participation in any equity-based plan on a level commensurate with his position or the relocation of his principal place of employment more than 50 miles from his current principal place of employment. A Change in Control occurs when: (1) a person or group (other than us, or an underwriter temporarily holding securities) acquires beneficial ownership of 30% or more of the voting power of our voting securities; (2) during any two-year period, the members of our Board of Directors at the beginning of the period (together with those directors elected to the Board with the approval of at least two-thirds of the initial or similarly elected directors) no longer constitute a majority of the Board; or (3) immediately after any merger or consolidation of us, or sale of all or substantially all of our assets, in which outstanding awards are assumed by the surviving or acquiring entity, the voting securities of ours that were outstanding immediately before the transaction represent less than 50% of the voting power of the surviving or acquiring entity.

If we terminate Mr. Aguirre’s employment other than for Cause or he terminates his employment for Good Reason, Mr. Aguirre will receive two times his then-current base salary and target annual incentive, payable over a two-year period; a pro rata annual incentive based on the incentive amount that would have been paid for a full year of employment, determined and paid at the time annual incentives are normally paid to senior executives; and 36 months of welfare benefits (such as medical and dental insurance) for himself and eligible dependents, plus the opportunity to pay for our welfare benefits for himself and his eligible dependents for life. In the event of such a termination, the Option will remain exercisable for three years following termination (or until its expiration, if earlier).

If within two years following a Change in Control we terminate Mr. Aguirre’s employment for any reason other than Cause or disability, or he terminates his employment for Good Reason, he will receive the severance benefits described immediately above except that he will receive three times his then-current base salary and target annual incentive and all outstanding equity awards will vest in full. Any option to purchase our stock will be fully exercisable for three years after the termination date (or until its earlier expiration).

In the event of Mr. Aguirre’s death or disability, he or his beneficiaries will receive a pro rata annual incentive determined and payable at the normal payment time for senior executives. Any outstanding options to purchase common stock (including the Option) will vest in full and be exercisable for three years (or until their earlier expiration).

If payments received by Mr. Aguirre in connection with his employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” he generally will be entitled to a gross-up payment such that his net payments after payment of all taxes are equal to the payments that otherwise would be received.

The Letter Agreement provides that payments and benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified by the independent members of our Board of Directors, if they determine that the payments exceed those generally provided to similarly situated executives. However, any such modification that reduces those payments will not be applicable to a termination of employment that occurs within one year after the Board action. Further, if a Change in Control takes place within one year after any such Board action, the reduction will not be applicable to a termination of employment occurring within two years following the Change in Control.

The Letter Agreement contains confidentiality, non-competition and non-solicitation provisions. The confidentiality restriction applies during and after Mr. Aguirre’s employment. The non-competition and non-solicitation restrictions apply for two years after his termination date. In the event that Mr. Aguirre is found to have violated any of these restrictions within two years of his termination date, he must pay us back certain payments that he has received.

The table on the following page shows the amount of potential payments to Mr. Aguirre under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 30, 2011 (the last trading day of 2011), and using the $8.34 per share closing price for the common stock on December 30. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

Mr. Aguirre
Retirement	$2,686,506
Acceleration of unvested RSUs (1)	2,686,506
Involuntary Not for Cause Termination or For Good Reason Termination	$4,803,881
Cash severance	4,738,000
Non-equity incentive award (MIP)	--
Health and welfare benefits	65,881
Change in Control	$18,230,366
Cash severance	7,107,000
Acceleration of unvested RSUs (1)	2,686,506
Acceleration of unvested LTIP awards	3,822,931
Health and welfare benefits	65,881
Potential excise tax gross-up	4,548,048
Death	$3,716,506
Non-equity incentive award (MIP)	--
Acceleration of unvested RSUs (1)	2,686,506
Insurance proceeds	1,030,000
Disability	$2,686,506
Non-equity incentive award (MIP)	--
Acceleration of unvested RSUs (1)	2,686,506

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

If Mr. Aguirre’s employment were terminated for Cause, the company match portion of his CAP account and related earnings ($376,554 at December 30, 2011) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that Mr. Aguirre voluntarily terminates his employment other than for Good Reason.

Employment Agreement with Mr. Kocher. As is customary for executives in Europe, we have an employment agreement with Mr. Kocher. Mr. Kocher entered into his employment agreement (the Kocher Agreement) in August 2010 with Chiquita Brands International Sàrl, our Swiss subsidiary, for his service as the President of Chiquita Europe and Middle East.

In consideration for his services under the Kocher Agreement, Mr. Kocher receives an annual base salary and a target annual incentive as determined from time to time by the Compensation Committee. He also receives benefits that are identical to all expatriate employees, including tax equalization payments, reimbursement of relocation expenses, cross cultural and language training, payment of eligible expenses for primary and secondary education costs for his children, and continued benefits under plans for U.S. employees such as the 401(k) Plan and the CAP. The company also pays for a car for Mr. Kocher, consistent with policy for all European employees who are manager level and above. Also consistent with benefits for all expatriate employees, Mr. Kocher is eligible for a housing allowance of up to CHF 177,900 (Swiss francs) for rent and utilities, reduced to the amount of actual expense, and less a housing contribution of approximately $27,700.

The Kocher Agreement contains exclusivity, confidentiality, non-disclosure, non-solicitation and non-competition provisions. The confidentiality and non-disclosure provisions apply during Mr. Kocher’s employment and without limitation thereafter. The non-solicitation and non-competition provision applies during Mr. Kocher’s employment and for one year thereafter.

As a result of Mr. Kocher’s appointment as Senior Vice President and Chief Financial Officer in February 2012, this agreement will be terminated upon his relocation to the United States expected to be in June 2012. He will be entitled to the same benefits of employees returning to service in the United States under our broad-based policy for any executive on temporary assignment abroad, as well as the non-duplicative items described in “Relocation Benefits” on page 45. In addition, Mr. Kocher takes part in the Executive Officer Severance Pay Plan and has entered into a Change in Control Severance Agreement with us, both as described below.

Arrangements with Named Executive Officers Other than Mr. Aguirre. We have compensation arrangements described below with our executive officers including our Named Executive Officers. We believe that the terms of these arrangements are competitive with those offered by companies in our Peer Group and, therefore, appropriate in order for us to attract and retain qualified employees. The Committee established these arrangements to provide for an orderly succession and stability in the executive ranks during time of potential uncertainty, as well as to help secure covenants for non-competition.

We have an Executive Officer Severance Pay Plan that applies to executive officers. Under this plan, any executive officer who did not receive or accept an offer of transfer upon our headquarters relocation and remains employed by the Company until his employment is terminated by the Company, whose employment is terminated involuntarily for reasons other than Cause (as defined below), or who terminates his or her employment for Good Reason (as defined below), after the first anniversary of the executive officer’s hire date will be eligible to receive: a severance payment equal to the sum of the executive officer’s then-current annual base salary and target annual incentive payable in equal bi-weekly installments unless Section 409A of the Internal Revenue Code requires the first six months’ payments to be made in a lump sum; a pro rata annual incentive based on the target incentive opportunity, payable when annual incentives are normally paid or the first business day after the six month anniversary of separation if subject to Section 409A; twelve months of continuation of health care benefits; and outplacement services in accordance with our policy. In addition, the executive will be given one additional year of vesting of stock options and non-LTIP RSUs; and, if not penalized under the Internal Revenue Code, vested stock options will remain exercisable for one additional year following termination (but no later than the options’ expiration dates). As a condition of receiving the benefits, the affected executive must agree to release us with respect to certain statutory rights and sign a separation agreement containing requirements for confidentiality and one-year non-solicitation and non-competition obligations. If the separated executive receives an offer of Substantially Equivalent Substitute Employment (as defined) in a similar capacity while benefits are still payable, all benefits under the Executive Officer Severance Pay Plan cease unless otherwise specified by our benefits committee. In addition, an executive officer will not be eligible for benefits under the plan if (a) he commits to transfer to Charlotte and then fails to do so or (b) he transfers to Charlotte and within 12 months of the first day of assignment in Charlotte, the executive officer voluntarily terminates his employment or is terminated by us for violation of our Code of Conduct.

In 2011, we renewed Change in Control Severance Agreements (the CIC Agreements) with each of our executive officers including our Named Executive Officers other than Mr. Aguirre, entitling them to certain benefits in the event that they are involuntarily terminated without Cause or resign for Good Reason within two years after a Change in Control that occurs prior to the third anniversary of the date of each Agreement. In these Agreements, Change in Control is defined the same as in Mr. Aguirre’s Letter Agreement and our Stock Plan; the definition is set forth above on page 59. The CIC Agreements replaced similar agreements that expired in August 2011. We have utilized comparable severance agreements since 2001. In November 2009, the Compensation Committee approved management’s recommendation to eliminate the excise tax gross-up provision for any new change in control agreements entered into, including renewals of existing agreements. As such, the 2011 Agreements do not provide for payment of excise tax gross-ups.

Payments under the CIC Agreements are in lieu of the Executive Officer Severance Pay Plan payments in the event of a change in control. Under each CIC Agreement, the executive officer will be entitled to: a lump sum severance payment equal to two times the sum of the executive officer’s annual salary and target annual incentive; a pro rata annual incentive equal to the greater of the target annual incentive for the year of termination and the target incentive in effect during the year in which the change in control occurs; a pro rata long-term incentive equal to the target level for each outstanding award; two years’ continuation of medical and other health and welfare benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; vesting of all unvested stock options and RSUs; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if not penalized under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental matching employer contributions under the CAP; outplacement services in accordance with our policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with our policy for any executive on temporary assignment abroad. Cash severance amount will be reduced to the extent necessary not to subject the total severance compensation to the excise tax if the total is slightly more than the minimum amount triggering the excise tax. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

For purposes of the Executive Officer Severance Pay Plan and the CIC Agreements, termination for Cause is termination for willful and continued failure of the executive to perform his/her duties, willful engaging in conduct which is demonstrably and materially injurious to us, or refusal to cooperate with any legal proceeding or investigation if requested to do so by us.

For purposes of the Executive Officer Severance Pay Plan, Good Reason is a substantial adverse alteration in the nature or status of an executive’s responsibilities, a reduction in his/her annual salary or target annual incentive opportunity, or a failure to provide him/her with participation in any stock option or other equity-based compensation plan in which other employees of ours (and any parent, surviving or acquiring company) participate, unless such reduction or failure does not unreasonably discriminate against him/her as compared to such other employees who have similar levels of responsibility and compensation.

For purposes of the CIC Agreements, Good Reason includes the reasons in the paragraph above plus the relocation of the executive’s principal place of employment more than 50 miles from his/her current principal place of employment or any material breach by us of our obligations under the respective CIC Agreement.

The table below shows the amount of potential payments to Messrs. Kocher, Holland and Zaman under various termination scenarios, based on the assumptions that all eligibility requirements were met and the triggering event took place on December 30, 2011, and using the $8.34 per share closing price for the common stock on that date. The total payments for each termination scenario are in bold with the details making up such total shown below each total.

	Mr. Kocher	Mr. Holland	Mr. Zaman
Early Retirement (prior to age 65)	$673,196	$583,275	$551,925
Acceleration of unvested RSUs (1)	673,196	583,275	551,925
Normal Retirement	$673,196	$583,275	$551,925
Acceleration of unvested RSUs (1)	673,196	583,275	551,925
Involuntary Not for Cause or For Good Reason Termination	$1,103,861	$976,779	$982,607
Cash severance	833,000	734,250	748,000
Non-equity incentive award (MIP)	--	--	--
Acceleration of unvested RSUs (1)	235,538	209,234	199,284
Health and welfare benefits	16,823	14,795	16,823
Outplacement service	18,500	18,500	18,500
Change in Control	$3,295,370	$2,865,793	$2,885,992
Cash severance	1,666,000	1,468,500	1,496,000
Non-equity incentive award (MIP)	343,000	289,250	308,000
Acceleration of unvested RSUs (1)	673,196	583,275	551,925
Acceleration of unvested LTIP awards	556,900	472,178	472,178
Health and welfare benefits	37,774	34,090	39,389
Outplacement service	18,500	18,500	18,500
Death	$1,163,196	$1,028,275	$991,925
Acceleration of unvested RSUs (1)	673,196	583,275	551,925
Non-equity incentive award (MIP)	--	--	--
Insurance proceeds	490,000	445,000	440,000
Disability	$673,196	$583,275	$551,925
Acceleration of unvested RSUs (1)	673,196	583,275	551,925
Non-equity incentive award (MIP)	--	--	--

(1)	Does not include unvested LTIP award opportunities that may be awarded at the Compensation Committee’s discretion upon the occurrence of these events.

If Messrs. Kocher, Holland or Zaman were terminated for Cause, the company match portion of his respective CAP account and related earnings ($63,487 for Mr. Kocher, $152,499 for Mr. Holland, and $0 for Mr. Zaman at December 31, 2011) would be forfeited and he would not be entitled to any other special payment. No special payments are triggered in the event that any of Messrs. Kocher, Holland or

Zaman voluntarily terminates his employment other than for Good Reason. Mr. Sims did not receive any payments or acceleration of stock awards upon his voluntary termination of employment in February 2012.

Separation Agreement

In connection with Mr. Viviani’s separation from the Company, we entered into a separation agreement with him, which became fully effective as of November 3, 2011. Pursuant to the separation agreement, Mr. Viviani agreed to cooperate with us with respect to specified business matters, agreed to confidentiality, non-competition and non-solicitation covenants and provided a general release in favor of us. The separation provides for the following payments, which are being made in compliance with applicable tax regulations: $807,500 cash benefit representing the sum of his annual base salary and annual bonus target, $58,463 for unused vacation, $33,090 for owed company contributions to deferred compensation plans, $10,000 for legal fees in connection with the negotiation of the separation agreement, $16,823 in COBRA premiums, $18,500 in outplacement services paid by us. In addition, outstanding RSU awards vested for one additional year representing 13,737 shares of common stock. Remaining stock awards were forfeited.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 30, 2011 regarding the number of shares of common stock that may be issued under our equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,336,030	$9.66(1)	2,265,198(2)
Equity compensation plans not approved by security holders(3)	325,000	$23.16	-0-
Total	2,661,030	$18.73	2,265,198

(1)	Reflects the weighted average of 492,254 options and 4,000 SARs.

(2)

Includes 1,265,198 shares available for future issuance under the Stock Plan at December 31, 2011, with a sublimit of 330,500 shares available for future grants of stock appreciation rights. Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although we are authorized to issue new shares under this plan, we expect generally to make open market purchases.

(3)	These options were granted pursuant to Mr. Aguirre’s 2004 employment agreement as an inducement grant in accordance with NYSE rules.

OTHER INFORMATION

Chiquita’s Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews and pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget and time period. The independent registered public accounting firm reports periodically to the Audit Committee regarding the extent of services provided in accordance with the Audit Committee’s pre-approvals and the fees for services performed to date. In 2011, the Audit Committee pre-approved all fees for PWC’s services. The Audit Committee also determined that the non-audit services provided to us by PWC in 2011 were compatible with maintaining its independence.

The Audit Committee guidelines allow the Chairman of the Committee to approve any individual PWC non-audit service engagement with fees estimated to be less than $200,000, with a summary of these services to be provided to the other members of the Audit Committee at its next regularly scheduled meeting. To the extent that services requested by us differ in nature and scope from the pre-approved items, separate Audit Committee pre-approval is required prior to commencement of those services.

Audit Fees

The aggregate fees billed by PWC for professional services rendered for the audit of our 2011 and 2010 annual financial statements were $3,576,270 and $3,277,126, respectively. These fees also covered the audit of the effectiveness of our internal control over financial reporting at December 31 of each year, the services for the related reviews of consolidated financial statements included in our Forms 10-Q and the services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements (including for our subsidiaries) related to periods in 2011 and 2010.

Audit-Related Fees

The aggregate fees billed by PWC for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above were $191,172 and $83,950 in 2011 and 2010, respectively. These charges represent services primarily pertaining to accounting consultation and benefit plan audits.

Tax Fees

The aggregate fees billed by PWC for professional services rendered for tax compliance, tax advice and tax planning were $327,216 and $372,957 in 2011 and 2010, respectively. These amounts represent consultation on acquisitions and divestitures, customs and tax compliance services and other miscellaneous tax advice.

All Other Fees

The aggregate fees billed for all other services rendered by PWC were $1,500 in both 2011 and 2010 for accounting research software.

Related Person Transactions Policy

In 2007, the Board of Directors adopted a written policy with respect to transactions in which we participate and related persons have a material interest. Related persons include our executive officers, directors, director nominees, 5% or more beneficial owners of our common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $100,000 per year. Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy. If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.

For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us. The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for us to continue with the transaction, the transaction is fair to us and the failure to comply with the policy’s pre-approval requirements was not due to fraud or deceit.

There were no reportable related person transactions in 2011.

Shareholder Nominations and Proposals at the 2013 Annual Meeting

Advance Notice Requirement for Nominations and Proposals. Under our Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2013 Annual Meeting only if we have received proper advance notice of the nomination or proposal prior to the close of business on March 23, 2013. Nominations and submissions after this date will be considered untimely. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to our Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquitabrands.com/InvestorRelations/SECFilings.aspx. A copy of the Certificate of Incorporation also may be obtained by calling us at (513) 784-6366. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board before December 31, 2012, as described above under “Nominating & Governance Committee.”

Inclusion of Proposals in Proxy Statement. For shareholder proposals to be eligible for inclusion in our Proxy Statement and proxy card for the 2013 Annual Meeting of Shareholders, they must be received by us by December 12, 2012.

Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at our executive offices in Cincinnati, Ohio, at:

Chiquita Brands International, Inc.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

Requests for Certain Documents

Our 2011 Annual Report to Shareholders is being made available with this Proxy Statement. If you would like to receive a copy of the 2011 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as our Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (513) 784-6366 or write to us at 250 East Fifth Street, Cincinnati, Ohio 45202, Attn: Corporate Secretary. All of our reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access these documents at www.chiquita.com. Our Code of Conduct, Board Governance Standards and Policies and committee charters are available at www.chiquita.com. The documents available on our website are not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

April 10, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01 Fernando Aguirre 02 Kerrii B. Anderson 03 Howard W. Barker, Jr. 04 William H. Camp 05 Clare M. Hasler-Lewis
06 Jaime Serra 07 Jeffrey N. Simmons 08 Steven P. Stanbrook
The Board of Directors recommends you vote FOR proposal 2. and 3.							For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.						☐	☐	☐
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.						☐	☐	☐
NOTE: The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.
			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)		Date

Chiquita Brands International, Inc. 250 East Fifth Street Cincinnati, OH 45202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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CHIQUITA BRANDS INTERNATIONAL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fernando Aguirre and James E. Thompson, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $ .01 per share, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 22, 2012 at 10:00 a.m. EDT, or any adjournment of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side